SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

GLOBAL INDEMNITY plc

(Name of Registrant as Specified in Its Charter)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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2.	Aggregate number of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

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GLOBAL INDEMNITY PLC

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
JUNE 15, 2011

TIME	1:00 P.M. (Irish Time) on Wednesday, June 15, 2011.
PLACE	The Merrion Hotel, Upper Merrion Street, Dublin 2, Ireland. You will be able to attend the 2011 Annual General Meeting in person by coming to The Merrion Hotel, Upper Merrion Street, Dublin 2, Ireland. If you plan to attend the annual meeting in person, you will need to bring photo identification and the admission ticket attached to your proxy card. If you hold your shares through a bank, broker or other nominee, in addition to photo identification, please also bring with you a letter from the bank, broker or other nominee confirming your ownership as of the record date (April 7, 2011). You will not be able to vote shares held through a bank, broker or other nominee in person at the 2011 Annual General Meeting unless you obtain a proxy, executed in your favor, from the record holder (i.e. bank, broker or other nominee) giving you the right to vote at the 2011 Annual General Meeting. For directions to the 2011 Annual General Meeting, please call 353 (0)1 618 0517.
ITEMS OF BUSINESS	(1)	By separate resolutions, to elect as directors the following individuals who retire in accordance with the Articles of Association of Global Indemnity plc and, being eligible, offer themselves for election:

(a) Saul A. Fox (b) James W. Crystal (c) Larry A. Frakes (d) Seth J. Gersch (e) Mary R. Hennessy (f) James R. Kroner (g) Chad A. Leat (h) Michael J. Marchio
	(2)	To authorize Global Indemnity plc and/or any of its subsidiaries to make open market purchases of Global Indemnity plc Class A ordinary shares.
	(3)	To authorize the reissue price range of Class A ordinary shares that Global Indemnity plc acquires as treasury shares.
	(4)	To ratify the appointment of Global Indemnity plc’s independent auditors and to authorize our Board of Directors acting through its Audit Committee to set their fees.
	(5)	To act on various matters concerning Wind River Reinsurance Company, Ltd.
	(6)	To approve, in a non-binding advisory vote, the compensation of the named executive officers as disclosed pursuant to the rules of the Securities and Exchange Commission as set forth in the proxy statement for the 2011 Annual General Meeting.
	(7)	To recommend, in a non-binding advisory vote, the frequency of shareholder votes to approve the compensation of our named executive officers as disclosed pursuant to the rules of the Securities and Exchange Commission in Global Indemnity plc’s proxy statements.

(8) To authorize holding the 2012 Annual General Meeting of shareholders of Global Indemnity plc at a location outside of Ireland.
(9) To transact such other business as may properly be brought before the Annual General Meeting or any adjournments or postponements thereof.
The foregoing items, including the votes required in respect of each item, are more fully described and the full text of the proposals are set forth in the proxy statement accompanying this Notice of Annual General Meeting of Shareholders. Proposal 3 shall be voted on as a special resolution under Irish law.
RECORD DATE	The Board of Directors has fixed the close of business on April 7, 2011 as the record date for the Annual General Meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote in person or by proxy at the 2011 Annual General Meeting or any adjournment or postponement thereof.
VOTING BY PROXY	You may vote your shares in person or by mail, by completing, signing and returning the enclosed proxy card by mail. For shares held through a bank, broker or other nominee, you may vote by submitting voting instructions to your bank, broker or other nominee.

During the meeting, management will also present Global Indemnity plc’s Irish Statutory Accounts for the fiscal year ended December 31, 2010.

By Order of the Board of Directors

Linda C. Hohn
Vice President, Associate General Counsel and Company Secretary

April 29, 2011
Registered Office:
Arthur Cox Building
Earlsfort Terrace
Dublin 2
Ireland

YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE. IF YOU ARE A SHAREHOLDER WHO IS ENTITLED TO ATTEND THE MEETING AND VOTE, THEN YOU ARE ALSO ENTITLED TO APPOINT A PROXY OR PROXIES TO ATTEND AND VOTE ON YOUR BEHALF. THE PROXY IS NOT REQUIRED TO BE A SHAREHOLDER OF THE COMPANY. YOU MAY REVOKE A PREVIOUSLY DELIVERED PROXY AT ANY TIME PRIOR TO THE 2011 ANNUAL GENERAL MEETING BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT, EVEN IF YOU HAVE RETURNED A PROXY.

Page

COMPANY INFORMATION	1
VOTING AND REVOCABILITY OF PROXIES	1
PROPOSAL ONE(A) THROUGH ONE(H): ELECTION OF DIRECTORS	5
Nominees for Director	5
Required Vote	8
BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS	9
Board Structure	9
Meetings and Independence Requirements	9
Board Committees	9
Shareholder Nominations to Our Board of Directors and Other Shareholder Communications	12
Executive Sessions	12
Code of Business Conduct and Ethics	12
DIRECTOR COMPENSATION	13
PROPOSAL TWO: AUTHORIZATION TO MAKE OPEN MARKET PURCHASES OF GLOBAL INDEMNITY PLC CLASS A ORDINARY SHARES	15
Required Vote	15
PROPOSAL THREE: AUTHORIZATION OF THE REISSUE PRICE RANGE OF CLASS A ORDINARY SHARES THAT GLOBAL INDEMNITY PLC ACQUIRES AS TREASURY SHARES	16
Required Vote	16
PROPOSAL FOUR: RATIFICATION OF APPOINTMENT OF GLOBAL INDEMNITY PLC’S INDEPENDENT AUDITORS AND AUTHORIZATION OF THE BOARD OF DIRECTORS TO DETERMINE THEIR FEES	17
General	17
Information Regarding Our Independent Auditors	17
Required Vote	18
PROPOSAL FIVE(A) THROUGH FIVE(B): VARIOUS MATTERS CONCERNING WIND RIVER REINSURANCE COMPANY, LTD.	19
General	19
Proposal Five(a) — Election of Directors and Alternate Director	19
Proposal Five(b) — Appointment of Independent Auditor	20
Other Matters	20
Required Vote	20
PROPOSAL SIX: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION	21
Required Vote	21
PROPOSAL SEVEN: NON BINDING ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION	22
Required Vote	22
PROPOSAL EIGHT: AUTHORIZATION TO HOLD THE 2012 ANNUAL GENERAL MEETING OF SHAREHOLDERS AT A LOCATION OUTSIDE OF IRELAND	23
Required Vote	23
EXECUTIVE OFFICERS	24
EXECUTIVE COMPENSATION	25
COMPENSATION DISCUSSION AND ANALYSIS	25
Introduction	25
Committee Activities and Compensation Paid To Named Executive Officers With Respect to 2010	25
Our Compensation Philosophy	25
Other Considerations	30
Actions Taken in 2011	32
Conclusion	33
COMPENSATION COMMITTEE REPORT	34

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GLOBAL INDEMNITY PLC

Arthur Cox Building
Earlsfort Terrace
Dublin 2
Ireland
www.globalindemnity.ie
+353 (0)1 618 0517

PROXY STATEMENT

The 2011 Annual General Meeting of Shareholders (the “Annual General Meeting”) of Global Indemnity plc will be held at The Merrion Hotel, Upper Merrion Street, Dublin 2, Ireland, at 1:00 P.M. (Irish Time), on June 15, 2011. On or about April 29, 2011, we mailed you a proxy card, the proxy statement for the Annual General Meeting (the “Proxy Statement”), our Annual Report (the “Annual Report”), and our Annual Report on Form 10-K for the year ended December 31, 2010 (the “10-K”). We will be mailing separately in advance of the meeting (and in accordance with the Irish Companies Acts) our financial statements for the year ended December 31, 2010 as prepared in accordance with Irish law (the “Irish Statutory Accounts”).

Our Board of Directors has fixed the close of business on April 7, 2011 as the record date for the Annual General Meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote in person or by proxy at the Annual General Meeting and any adjournments or postponements thereof.

COMPANY INFORMATION

Global Indemnity plc was incorporated on March 9, 2010 and its Class A ordinary shares began trading on the NASDAQ Global Select Market under the symbol “GBLI” on July 6, 2010. Our website is www.globalindemnity.ie. Information on our website is not incorporated into this Proxy Statement.

References in this Proxy Statement to “Global Indemnity,” “Company,” “we,” “us,” and “our” refer to Global Indemnity plc and our consolidated subsidiaries, unless the context requires otherwise or, prior to July 2, 2010, to United America Indemnity, Ltd.

VOTING AND REVOCABILITY OF PROXIES

If, at the close of business on April 7, 2011, you were a shareholder of record, you may vote your shares by proxy by mail or by attending the Annual General Meeting or any adjournments or postponements thereof. For shares held through a bank, broker or other nominee, you may vote by submitting voting instructions to your bank, broker or other nominee. You may revoke your proxies at the times and in the manners described below.

If you are a shareholder of record or hold shares through a bank, broker or other nominee and are voting by proxy, in order to be counted your mailed proxy card must be received by 11:59 p.m. (Irish Time) on June 14, 2011 to be counted.

To Vote by Proxy:

By Mail For Shareholders of Record

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the postage-paid envelope that will be provided to you.

If Shares Held Through a Bank, Broker, or Other Nominee:

•	Follow the instructions provided by your bank, broker or other nominee to submit your voting instructions to your bank, broker or other nominee.

To Vote In Person:

For Shareholders of Record

•	Although we encourage you to vote by proxy prior to the Annual General Meeting, you can attend the Annual General Meeting and vote your shares in person. If you vote by proxy and also attend the Annual General Meeting, there is no need to vote again at the Annual General Meeting unless you wish to change your vote. To attend the Annual General Meeting in person, you must bring photo identification along with your admission ticket attached to your proxy card.

If Shares Held Through a Bank, Broker, or Other Nominee

•	If you hold your shares through a bank, broker or other nominee, in addition to photo identification, please also bring with you a letter from the bank, broker or other nominee confirming your ownership as of the record date (April 7, 2011). You will not be able to vote such shares in person at the Annual General Meeting unless you obtain a proxy, executed in your favor, from the record holder (i.e. bank, broker or other nominee) giving you the right to vote at the Annual General Meeting.

General

•	Failure to bring any of the documentation above may delay your ability to attend or prevent you from attending the Annual General Meeting.

•	No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual General Meeting.

•	For directions to the Annual General Meeting, please call 353 (0)1 618 0517.

The following proposals are scheduled to be voted on at the Annual General Meeting:

•	Proposal One (a) through One (h): By separate resolutions, to elect as directors the following individuals who retire in accordance with our Articles of Association and, being eligible, offer themselves for election:

(a) Saul A. Fox (b) James W. Crystal (c) Larry A. Frakes (d) Seth J. Gersch
(e) Mary R. Hennessy (f) James R. Kroner (g) Chad A. Leat (h) Michael J. Marchio

•	Proposal Two: To authorize Global Indemnity plc and/or any of its subsidiaries to make open market purchases of Global Indemnity plc Class A ordinary shares.

•	Proposal Three: To authorize the reissue price range of Class A ordinary shares that Global Indemnity plc acquires as treasury shares.

•	Proposal Four: To ratify the appointment of Global Indemnity plc’s independent auditors and to authorize our Board of Directors acting through its Audit Committee to set their fees.

•	Proposal Five (a) through Five (b): To act on various matters concerning Wind River Reinsurance Company, Ltd.

•	Proposal Six: To approve, in a non-binding advisory vote, the compensation of the named executive officers as disclosed pursuant to the rules of the Securities and Exchange Commission as set forth this Proxy Statement.

•	Proposal Seven: To recommend, in a non-binding advisory vote, the frequency of shareholder votes to approve the compensation of our named executive officers as disclosed pursuant to the rules of the Securities and Exchange Commission in Global Indemnity plc’s proxy statements.

•	Proposal Eight: To authorize holding the 2012 Annual General Meeting of shareholders of Global Indemnity plc at a location outside of Ireland.

Proposal Three shall be voted on as a special resolution.

In addition, if any other matters are properly brought up at the Annual General Meeting (other than the proposals contained in this Proxy Statement) or any adjournments or postponements thereof, then the individuals named in your proxy card will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The Board of Directors currently does not know of any matters to be raised at the Annual General Meeting other than the proposals contained in this Proxy Statement.

On the record date, 18,311,164 Class A ordinary shares and 12,061,370 Class B ordinary shares were issued and outstanding. On each matter voted on at the Annual General Meeting and any adjournment or postponement thereof, each record holder of Class A ordinary shares will be entitled to one vote per share and each record holder of Class B ordinary shares will be entitled to ten votes per share. The holders of Class A ordinary shares and the holders of Class B ordinary shares will vote together as a single class.

The required quorum for the Annual General Meeting consists of one or more shareholders present in person or by proxy and entitled to vote that hold in the aggregate at least a majority of the votes entitled to be cast at the Annual General Meeting. For each of the proposals being considered at the Annual General Meeting, approval of the proposal requires the affirmative vote of a simple majority of the votes cast, except Proposal Three, determination of the price range at which the Company can re-issue shares it acquires as treasury stock, which is a special resolution under Irish law and requires the affirmative vote of at least 75% of the votes cast. The votes on Proposals Six and Seven, vote on executive compensation and vote on the frequency of shareholder votes on executive compensation, respectively, are advisory in nature and non-binding. For purposes of ascertaining shareholder sentiment regarding whether the vote to approve the compensation paid to our named executive officers should occur every one, two or three years, the Board of Directors will look to the frequency, if any, that receives the majority of votes cast at the Annual General Meeting. Proposal Five (a) through Five (b), the approval of various matters concerning Wind River Reinsurance Company, Ltd., an indirect subsidiary of Global Indemnity (“Wind River”), which must be submitted for approval by our shareholders pursuant to our Memorandum and Articles of Association, requires the affirmative vote of a majority of the votes cast by the shareholders entitled to vote and present in person or by proxy at the Annual General Meeting. Our Board of Directors will cause our corporate representative or proxy to vote the shares of Wind River at the Wind River annual general meeting in the same proportion as the votes received at the Annual General Meeting from our shareholders on this proposal.

If you mark your proxy as “Abstain” on any matter, or if you give specific instructions that no vote be cast on any specific matter, the shares represented by your proxy will not be voted on that matter and will have no effect on the outcome of such matter, but will be counted in determining whether a quorum is present. Proxies submitted by banks, brokers, or other nominees that do not indicate a vote for some or all of the proposals because the bank, broker, or other nominee does not have discretionary voting authority and has not received instructions as to how to vote on those proposals (so called “broker non-votes”) are also considered in determining whether a quorum is present, but will not affect the outcome of any vote.

You may vote your shares at the Annual General Meeting in person or by proxy. All valid proxies received before the Annual General Meeting will be voted according to their terms. If you complete your proxy properly, but do not provide instructions as to how to vote your shares, your proxy will be voted as follows at the Annual Meeting or any adjournments or postponements thereof:

•	“FOR” the election of all nominees for director of Global Indemnity plc named herein.

•	“FOR” the authorization of Global Indemnity plc and/or any of its subsidiaries to make open market purchases of Global Indemnity plc Class A ordinary shares.

•	“FOR” the authorization of the reissue price range of Class A ordinary shares that Global Indemnity plc acquires as treasury shares.

•	“FOR” the ratification of the appointment of Global Indemnity plc’s independent auditors and the authorization of our Board of Directors acting through its Audit Committee to set their fees.

•	“FOR” each of the various matters concerning Wind River, including the election of all nominees for director and alternate director named herein.

•	“FOR” the approval of the compensation of Global Indemnity’s named executive officers as disclosed pursuant to the rules of the Securities and Exchange Commission as set forth in this Proxy Statement.

•	“THREE YEARS” with respect to the frequency of shareholder votes on the compensation of our named executive officers as disclosed pursuant to the rules of the Securities and Exchange Commission as set forth in Global Indemnity plc’s proxy statements.

•	“FOR” the authorization of holding the 2012 Annual General Meeting of shareholders of Global Indemnity plc at a location outside of Ireland.

Except as discussed under “Proposal Five — Various Matters Concerning Wind River Reinsurance Company, Ltd.,” if any other permitted business is brought before the Annual General Meeting, proxies will be voted, to the extent permitted by the rules and regulations of the Securities and Exchange Commission, in accordance with the judgment of the persons voting the proxies. If you are a shareholder of record, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to our Corporate Secretary c/o Global Indemnity plc, Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland, provided such statement is received no later than 11:59 p.m. (Irish Time) on June 14, 2011;

•	Submitting a properly signed proxy card with a later date that is received no later than 11:59 p.m. (Irish Time) on June 14, 2011; or

•	Attending the Annual General Meeting and voting in person.

We will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to shareholders. In addition to solicitation by mail, certain of our directors, officers, and employees may solicit proxies personally or by telephone or other electronic means without extra compensation, with the exception of reimbursement for actual expenses incurred in connection with the solicitation. The enclosed proxy is solicited by and on behalf of our Board of Directors.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON JUNE 15, 2011

The Proxy Statement, Annual Report, 10-K are available, and the Irish Statutory Accounts will be available on or about May 16, 2011, at:
https://materials.proxyvote.com/G39319

PROPOSAL ONE (A) THROUGH ONE (H): ELECTION OF OUR DIRECTORS

Our Memorandum and Articles of Association provide that the size of our Board of Directors shall be determined from time to time by our Board of Directors, but unless such number is so fixed, our Board of Directors will consist of eight directors. Our Board of Directors has nominated eight persons for election as directors whose terms will expire at the 2012 Annual General Meeting of Shareholders, or when their successors are duly elected and qualified. Our current directors and nominees are Saul A. Fox, James W. Crystal, Larry A. Frakes, Seth J. Gersch, Mary R. Hennessy, James R. Kroner, Chad A. Leat, and Michael J. Marchio. On September 22, 2010, Stephen A. Cozen announced his retirement from our Board of Directors effective as of the end of 2010. If any of the nominees becomes unable to or declines to serve as a director prior to election at the Annual General Meeting, the persons named in the accompanying proxy shall have discretionary authority to vote for a substitute or substitutes as the Board of Directors may nominate.

Upon the recommendation from our Nominating and Governance Committee, our Board of Directors has nominated the eight individuals listed below. When considering whether the Board of Directors’ nominees have the experience, qualifications, and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively, the Nominating and Governance Committee and the Board of Directors focused on the biographical information listed below for each nominee and in particular those qualities highlighted at the end of each nominee’s biography. Also, under our Memorandum and Articles of Association, Fox Paine & Company, LLC (“Fox Paine & Company”) has the right to nominate a certain number of directors, dependent on Fox Paine & Company’s percentage ownership of voting shares in Global Indemnity for so long as Fox Paine & Company holds an aggregate of 25% or more of the voting power in Global Indemnity. All of the directors and nominees listed herein have been nominated in accordance with such provisions.

Nominees for Director — Proposals One (a) Through One (h)

Proposal One (a) — Saul A. Fox, 57, has served as a director on our Board of Directors since August 2003, as our Chairman since September 2003, as our Chief Executive Officer from February 2007 to June 2007, and as chief executive of Fox Paine & Company, a private equity firm, since he co-founded Fox Paine & Company in 1997. In addition to managing Fox Paine & Company, Mr. Fox led Fox Paine & Company’s acquisitions of our predecessor companies, United National and Penn America, as well as numerous other acquisitions in such areas as energy, independent power generation, medical devices, and geophysical software. Prior to founding Fox Paine & Company, Mr. Fox was a general partner of Kohlberg, Kravis & Roberts & Co. (“KKR”), a global alternative asset manager. During his thirteen years with KKR, Mr. Fox was instrumental in numerous acquisition and financing transactions as well as leading that firm’s investment efforts in insurance, reinsurance, energy, power, and lodging, including KKR’s highly successful acquisitions of American Reinsurance and Canadian General Insurance (KKR’s first acquisition outside of the United States), serving these companies as their chairman of the board of directors or chairman of the board’s executive committee. Prior to joining KKR, Mr. Fox was an attorney at Latham & Watkins LLP, specializing in tax law, business law, and mergers and acquisitions. Mr. Fox received a B.S. in Communications from Temple University in 1975 (summa cum laude) and a J.D. from the University of Pennsylvania School of Law in 1978 (cum laude). Mr. Fox is currently chairman of the board of directors of Paradigm B.V., L’Artisan Parfumeur, and Penhaligon’s, and a member of the board of overseers for the University of Pennsylvania Law School. In determining to nominate Mr. Fox, the Board of Directors and the Nominating and Governance Committee considered, in particular, Mr. Fox’s thirty plus years of diverse legal and business experience, including advising, managing and directing international public and private companies. As noted, Mr. Fox is affiliated with Fox Paine & Company, which is our largest shareholder, and we believe he is highly motivated to create value for shareholders.

Proposal One (b) — James W. Crystal, 73, has served as a director on our Board of Directors since July 2010. Mr. Crystal is currently the chairman and chief executive officer of Frank Crystal & Company, a privately owned insurance brokerage firm. Mr. Crystal serves as a vice chairman, trustee and member of the executive committee and co-chairman of the audit committee of Mt. Sinai Medical Center. He previously served on the board of directors of Blockbuster, Inc. and currently serves on the board of directors of Stewart &

Stevenson LLC, Ennia Carbie Holding NA, ICZ Global Consulting and serves as chairman of the audit committee of the board of directors for Stewart & Stevenson and Ennia Carbie. Mr. Crystal is a member of the National Association of Casualty and Surety Agents, New York’s Harmonie Club, Century Club, The India House and the Down Town Association. He received a B.S. from Trinity College. With regard to Mr. Crystal, the Board of Directors and the Nominating and Governance Committee considered his distinguished career as an insurance brokerage executive when determining to nominate him to our Board of Directors.

Proposal One (c) — Larry A. Frakes, 59, has served as a director on our Board of Directors since April 24, 2007. Mr. Frakes retired from Everest National Insurance Company, a subsidiary of Everest Re Group, Ltd. (NYSE:RE), on January 31, 2007. Mr. Frakes served as president and chief executive officer of Everest National Insurance Company from June 2001 through January 2007 and as president from June 1997 through June 2001. From November 1996 through June 1997, Mr. Frakes served as an executive vice president of Everest National Insurance Company. During his tenure at Everest National Insurance Company, he also served as an officer and director of various affiliated companies. Prior to joining Everest National Insurance Company in 1996, Mr. Frakes served as senior vice president and director of Empire Insurance Group from November 1991 through November 1996. From 1970 through 1991, Mr. Frakes held various positions with CIGNA. Mr. Frakes received a B.S. in Business Administration from Northern Kentucky University in 1976. With respect to Mr. Frakes, the Board of Directors and the Nominating and Governance Committee considered his thirty plus years of experience as an insurance industry executive, including his experience as an executive at public insurance companies. In addition, as our Chief Executive Officer, Mr. Frakes is in the best position to understand our operations and business when determining to nominate him to our Board of Directors.

Proposal One (d) — Seth J. Gersch, 63, has served as a director on our Board of Directors since February 2008. Mr. Gersch is currently on the advisory panel of Fox Paine & Company. He was the chief operating officer of Fox Paine & Company from 2007 through 2009. Prior to joining Fox Paine & Company, Mr. Gersch was the chief operating officer and a member of the executive committee of ThinkEquity Partners, LLC from 2004 through 2007. From 2002 through 2004, Mr. Gersch was president and chief executive officer of Presidio Capital Advisors, LLC. In addition, Mr. Gersch held several positions with Banc of America’s predecessor organization, Montgomery Securities and founded the BrokerDealer Services Division of Banc of America Securities where he served as president and chief Executive officer. Mr. Gersch is a member of the board of directors of Cradle Holdings (Cayman) Ltd.; vADz, Inc. and the San Francisco 49ers Foundation, the charitable arm of the San Francisco 49ers football organization. The Board of Directors and the Nominating and Governance Committee particularly considered the experience and skills Mr. Gersch acquired through his business and financial background with international companies when determining to nominate him to our Board of Directors.

Proposal One (e) — Mary R. Hennessy, 58, has served as a director on our Board of Directors since September 2010. Ms. Hennessy is currently an independent consultant to the property and casualty insurance and reinsurance industry, which was her occupation from 2002 through 2008. From 2008 to 2010, she was chief executive officer of GMAC Insurance — Personal Lines. From 2000-2002, Ms. Hennessy served as the chief executive officer, president and member of the board of directors of Overseas Partners, Ltd. From 1997 to 1999, she served as president, chief operating officer, and as a member of TIG Holdings, Inc. board of directors after serving as the Executive vice president and chief underwriting officer from 1996 to 1997. From 1988 to 1996, Ms. Hennessy held various positions with American Re Corporation. Ms. Hennessy currently serves on the board of directors of GeoVera Insurance Holdings, Ltd. and serves as the chair of its audit committee. She has previously served on the board of directors and audit committee of Bristol West Holdings, Inc. and Syncora Holdings Ltd. (formerly Security Capital Assurance Ltd.), represented Overseas Partners, Ltd. on the board of Annuity & Life Re Holdings, Ltd., all of which were listed on the New York Stock Exchange at the time. Ms. Hennessy received a B.A. in Mathematics from the College of St. Elizabeth. She is a fellow of the Casualty Actuarial Society. With respect to Ms. Hennessy, the Board of Directors and the Nominating and Governance Committee considered her extensive executive management and actuarial experience and knowledge when determining to nominate her to our Board of Directors.

Proposal One (f) — James R. Kroner, 49, has served as a director on our Board of Directors since August 2007. Until December 2005 when he retired, Mr. Kroner was the chief financial officer and chief investment officer of Endurance Specialty Holdings Ltd., a publicly traded insurance and reinsurance company, which he co-founded in 2001. Mr. Kroner served as a member of Endurance’s executive committee and on the company’s board of directors. Prior to his tenure at Endurance, Mr. Kroner was a managing director at Fox Paine & Company from 1999 to 2001. Previously, Mr. Kroner was with American Re Corporation, a reinsurance company, as senior vice president, treasurer, and a member of the executive committee, where he headed American Re’s direct investment function and managed a portfolio of $110 million in private equity investments. In addition, Mr. Kroner was a senior insurance industry investment banker for a number of years. He served as a managing director and co-head of insurance industry investment banking in the Americas for JP Morgan & Co. and as a managing director focused on insurance industry mergers and acquisitions at Salomon Smith Barney. Mr. Kroner served on the board of directors of Terra Industries Inc. until April 2010 and was a member of Terra’s audit committee. When determining to nominate him to our Board of Directors, the Board of Directors and the Nominating and Governance Committee considered the experience and skills Mr. Kroner obtained through his diverse financial, business, and insurance background with international companies. Additionally, Mr. Kroner’s financial background and experience as a senior officer at an insurance company enables him to understand the insurance business, its risks and its financial statements.

Proposal One (g) — Chad A. Leat, 55, has served as a director on our Board of Directors since February 2009. Mr. Leat is currently the managing director and chairman of Citigroup’s Global Alternative Asset Group, which encompasses the firm’s Financial Entrepreneur and Infrastructure Investment Banking businesses. Mr. Leat is also vice chairman of Capital Market Origination and sits on the firm’s Investment Banking Division’s operating committee. In 2006 and 2007, he served as co-head of Global Credit Markets for Citi Markets and Banking. From 1998 to 2005, he served as the global head of Loans and Leveraged Finance. Under the leadership of Mr. Leat, Citigroup has become one of the leading bond and loan houses in the world. Mr. Leat joined Salomon Brothers in 1997 after spending more than 12 years at Chase Manhattan, where he headed up their Syndications, Structured Sales and Loan Trading businesses. Mr. Leat is a graduate of the University of Kansas, where he received his Bachelors of Science. He is a member of the Economics Club of New York and a member of the board of directors of The Hampton Classic Horse Show. With regard to Mr. Leat, the Board of Directors and the Nominating and Governance considered his twenty five plus years of financial and banking background with international companies when determining to nominate him to our Board of Directors. Additionally, Mr. Leat has an expertise in understanding capital structures and experience in analyzing complex businesses and financial statements.

Proposal One (h) — Michael J. Marchio, 63, has served as a director on our Board of Directors since November 2007. Mr. Marchio acted as a consultant for Chubb & Son from June 2006 through June 2008. Mr. Marchio retired from full-time employment as worldwide director of claims, executive vice president in 2006 after more than 35 years with Chubb & Son. From 1996 through 2006, Mr. Marchio served on the Crohn’s and Colitis Foundation board of trustees. From 2004 through 2006, Mr. Marchio was the vice chair of the American Insurance Association of Executive Claims Committee. From 1994 through 1999, Mr. Marchio was the chair of the American Excess Claims Committee. When determining to nominate him to our Board of Directors, the Board of Directors considered his more than thirty five years of diverse insurance claims experience with international insurance organizations.

As discussed above, on September 22, 2010 Stephen A. Cozen announced his retirement from our Board of Directors effective as of the end of 2010 and, accordingly, will not stand for re-election as a director to our Board of Directors. Mr. Cozen, 71, served as a director on our Board of Directors from May 2004 through December 2010. Mr. Cozen is the founder and has been chairman of Cozen O’Connor, a Philadelphia-based law firm specializing in insurance related and commercial litigation, since 1970. Mr. Cozen is a fellow in the American College of Trial Lawyers and was formerly an officer and director of the Federation of Defense and Corporate Counsel. Mr. Cozen serves on numerous boards of educational and philanthropic organizations, including the Kimmel Center for Performing Arts in Philadelphia, the Federation of Jewish Agencies, the National Museum of American Jewish History, the University of Pennsylvania’s Institute for Law and Economics and its Law School’s board of overseers. In 2002, he was elected to the reconstituted board of directors for the Shoah Foundation and was awarded the Anti-Defamation League’s highest honor — the

25th Annual Americanism Award. Mr. Cozen is also a director of Assured Guaranty Ltd., a financial guarantee insurer headquartered in Bermuda.

Required Vote

To be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast by the holders of our Class A and Class B ordinary shares represented at the Annual General Meeting in person or by proxy. Under Irish law, we are required to have at least two directors. If no nominee receives a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy, then the two nominees with the highest number of votes will be elected to our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR”
EACH OF THE DIRECTORS NOMINATED FOR ELECTION IN PROPOSAL ONE (A) THROUGH ONE (H).

BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Board Structure

Since June of 2007, it has been our policy to separate the positions of Chief Executive Officer and Chairman of the Board of Directors. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe that our current policy of separating these two positions is the most appropriate for us at this time. In today’s challenging economic and regulatory environment, directors, more than ever, are required to spend a substantial amount of time and energy in successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, we believe that having a Chairman independent of the Chief Executive Officer, whose sole job is to lead the Board of Directors, allows our Chief Executive Officer, Mr. Frakes, to completely focus his time and energy on running the day-to-day operations of Global Indemnity. We believe that our Chief Executive Officer and our Chairman have an excellent working relationship and open lines of communication. The Board of Directors believes that Global Indemnity’s current leadership structure does not affect its role in risk oversight of Global Indemnity.

The Board of Directors exercises its risk oversight responsibilities through our Enterprise Risk Committee, which regularly reports to the full Board of Directors. For a further discussion of this committee, see “Enterprise Risk Management Committee” below.

Our Audit Committee is made up entirely of independent directors as defined and required by the NASDAQ Marketplace Rules and the rules of the Securities and Exchange Commission (the “SEC”), and we believe that the number of independent, experienced directors that make up our Board of Directors, along with the oversight of our Board of Directors by the non-executive Chairman, benefits us and our shareholders.

Meetings and Independence Requirements

Our Board of Directors held five meetings in 2010.  In 2010, all of the members of our Board of Directors, except Mr. Kroner and Ms. Hennessy, attended 75% or more of the total number of meetings of our Board of Directors and the total number of meetings held by committees on which they served that were held during the period for which they were directors. Mr. Kroner attended 50% of the 162(m) Committee’s meetings in 2010 and 75% or more of the total number of meetings of our Board of Directors and meetings held by the other committees on which he sits. Ms. Hennessy was appointed as director in September 2010 and attended two of the three meetings of our Board of Directors held in 2010 after her appointment.

The Annual General Meeting will be our eighth annual general meeting of shareholders. We do not have a policy about directors’ attendance at our annual meeting of shareholders. No director attended our 2010 Annual General Meeting.

Global Indemnity is a “controlled company” as defined in Rule 5615(c)(1) of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by Fox Paine & Company. See “Additional Information — Principal Shareholders and Security Ownership of Management.” Therefore, we are exempt from certain requirements of Rule 5605 with respect to (1) having a majority of independent directors on our Board of Directors, (2) having the compensation of our executive officers determined by a majority of independent directors or a compensation committee composed solely of independent directors, and (3) having nominees for director selected or recommended for selection by either a majority of independent directors or a nominating committee composed solely of independent directors.

Board Committees

The Board of Directors currently has eight members and the following seven committees: Audit; Compensation; Section 162(m); Nominating and Governance; Executive; Investment; and Enterprise Risk Management.

Audit Committee

The Audit Committee held four meetings in 2010. The Audit Committee currently consists of Chad A. Leat, Mary R. Hennessy, James R. Kroner and Michael J. Marchio. Mr. Leat is currently the Chair of the Audit Committee.

Our Board of Directors has determined that Messrs. Leat, Hennessy, Kroner and Marchio each qualify as “independent directors” as that term is defined in the NASDAQ Marketplace Rules and the rules of the SEC. Our Board of Directors has also determined that all four members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ Marketplace Rules and that Mr. Leat qualifies as an “audit committee financial expert” as defined by the rules of the SEC.

The principal duties of the Audit Committee are to oversee our accounting and financial reporting processes and the audit of our financial statements, to select and retain our independent auditor, to review with management and our independent auditor our annual financial statements and related footnotes, to review our internal audit activities, to review with our independent registered public accounting firm the planned scope and results of the annual audit and its reports and recommendations, and to review with the independent auditor matters relating to our system of internal controls.

A copy of our Audit Committee Charter is available on our website at www.globalindemnity.ie.

Compensation Committee

The Compensation Committee held four meetings in 2010. The Compensation Committee currently consists of James W. Crystal, Saul A. Fox, Mary R. Hennessy, and Michael J. Marchio. Mr. Marchio is Chair of the Compensation Committee.

The primary duties of the Compensation Committee are to formulate, evaluate, and approve the compensation of our executive officers and to oversee all equity compensation programs. The Compensation Committee also reviews and approves any forms of employment contracts, severance arrangements, change in control provisions, and other compensatory arrangements with our executive officers.

The Compensation Committee meets each year in conjunction with regularly-scheduled Board of Directors meetings and as needed at other times. Management participates in meetings at the invitation of the Compensation Committee, providing financial data on which compensation decisions are based, publicly-available compensation data with respect to our competitors, and updates on legal developments affecting compensation. Management may also propose financial targets on which performance will be judged. Generally, at each meeting an executive session is held without members of management present. In the course of its activities, the Compensation Committee may designate or allocate all or any portion of its responsibilities and powers to a subcommittee consisting of one or more of its members.

Further discussion regarding the Compensation Committee’s processes for setting executive compensation is set forth under “Executive Compensation — Compensation Discussion and Analysis — Our Compensation Philosophy.”

A copy of our Compensation Committee Charter is available on our website at www.globalindemnity.ie.

Section 162(m) Committee

The Section 162(m) Committee held two meetings in 2010. The Section 162(m) Committee currently consists of two directors who are “non-employee directors” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and “outside directors” under Section 162(m) of the Internal Revenue Code — Messrs. Crystal and Marchio. Mr. Crystal is currently the Chair of the Section 162(m) Committee.

The primary purpose of the Section 162(m) Committee is to oversee our policies on structuring compensation programs for executive officers in order to preserve tax deductibility and, as and when required, to establish and certify the attainment of performance goals pursuant to Section 162(m) of the Internal

Revenue Code. The Section 162(m) Committee may also approve grants of equity compensation to our executive officers.

The Section 162(m) Committee meets at least annually to establish targets and to review and certify achievement with respect to previously-established targets and as needed at other times. Its meetings are chaired by a member of the Section 162(m) Committee and are occasionally held in executive session without members of management present. Management and members of the Compensation Committee may participate in Section 162(m) Committee meetings at the invitation of the Section 162(m) Committee, providing financial data on which compensation decisions are based, publicly available compensation data with respect to our competitors, and updates on legal developments affecting compensation. Management and members of the Compensation Committee may also propose financial targets on which performance will be judged.

A copy of our Section 162(m) Committee Charter is available on our website at www.globalindemnity.ie.

Nominating and Governance Committee

The Nominating and Governance Committee held four meetings in 2010. The Nominating and Governance Committee currently consists of Saul A. Fox, Seth J. Gersch, and James R. Kroner. Mr. Fox is Chair of the Nominating and Governance Committee.

The principal duties of the Nominating and Governance Committee are to recommend to the Board of Directors nominees for directors and directors for committee membership, to develop and recommend to the Board of Directors a set of corporate governance policies for Global Indemnity, to establish criteria for recommending new directors, and to identify, screen, and recruit new directors, including financially literate director nominees for the Audit Committee. Global Indemnity does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board of Directors will possess the appropriate talent, skills, and expertise to oversee Global Indemnity’s businesses. The Nominating and Governance Committee also recommends to the Board of Directors the director and committee compensation for non-employee directors.

A copy of our Nominating and Governance Committee Charter is available on our website at www.globalindemnity.ie.

Executive Committee

The Executive Committee currently consists of Saul A. Fox and Larry A. Frakes. Mr. Fox is Chair of the Executive Committee. The Executive Committee has the authority between meetings of the full Board of Directors to exercise the powers of the Board of Directors as permitted by applicable law, other than those reserved for committees or the full Board of Directors.

A copy of our Executive Committee Charter is available on our website at www.globalindemnity.ie.

Investment Committee

The Investment Committee currently consists of Saul A. Fox, Seth J. Gersch, James R. Kroner, and Chad A. Leat. The principal duties of the Investment Committee are to establish and review our investment guidelines and to review our investments to ensure compliance with our investment guidelines. Mr. Kroner is the Chair of the Investment Committee.

A copy of our Investment Committee Charter is available on our website at www.globalindemnity.ie.

Enterprise Risk Management Committee

The Enterprise Risk Management Committee currently consists of James W. Crystal, Saul A. Fox, Mary R. Hennessy, Chad A. Leat, and Michael J. Marchio. Ms. Hennessy is the Chair of the Enterprise Risk Management Committee.

The principal duties of the Enterprise Risk Management Committee are (a) assessing, and providing oversight to management relating to the identification and evaluation of, major strategic, operational, financial, regulatory, information and external risks inherent in the business of the Company and the control processes with respect to such risks; (b) overseeing the enterprise risk management, compliance and control activities of the Company; (c) overseeing the integrity of the Company’s systems of operational controls regarding legal and regulatory compliance; and (d) overseeing compliance with legal and regulatory requirements, including, without limitation, with respect to the conduct of the Company’s business.

A copy of our Enterprise Risk Management Committee Charter is available at www.globalindemnity.ie.

Shareholder Nominations to our Board of Directors and Other Shareholder Communications

The Board of Directors considers the recommendations of the Nominating and Governance Committee with respect to the nominations of directors, but otherwise retains authority over the identification of such nominees. The Nominating and Governance Committee does not solicit recommendations from shareholders regarding director nominee candidates, but will consider, in the same manner it considers recommendations of the Nominating and Governance Committee, any such recommendation received in writing and accompanied by sufficient information to enable the Nominating and Governance Committee to assess a candidate’s qualifications, along with confirmation of a candidate’s consent to serve as a director if elected. Recommendations for director nominees should be sent to the Nominating and Governance Committee c/o Global Indemnity plc, Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland or e-mailed to info@globalindemnity.ie.

Our Board of Directors also has implemented a process whereby shareholders may send communications directly to its attention. Any shareholders desiring to communicate with our Board of Directors as a group, or one or more specific members of our Board of Directors, should communicate in writing addressed to the specified addressees c/o Global Indemnity plc, Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland or in an e-mail to info@globalindemnity.ie.

Executive Sessions

At least twice a year, the independent directors meet in executive session.

Code of Business Conduct and Ethics

On January 26, 2004, our Board of Directors adopted a Code of Business Conduct and Ethics that applies to all of the directors, officers, and employees of Global Indemnity and its subsidiaries. A copy of our Code of Business Conduct and Ethics is available on our website at www.globalindemnity.ie.

DIRECTOR COMPENSATION

The form and amount of non-employee director compensation is determined by the Board of Directors based on recommendations by our Nominating and Governance Committee. Those of our directors that are also employees of the Company are not separately compensated for their service as directors. Larry A. Frakes, our President and Chief Executive Officer, is an employee of the Company and therefore is not separately compensated for his services as a director. We believe that director compensation should not only be competitive, but also fair and reasonable in light of our directors’ background and experiences, as well as the overall time, effort, and complexity involved in carrying out their responsibilities as directors.

To align the objectives of our directors and our shareholders, as well as to retain directors for an extended period, our non-employee directors receive annual retainers for Board of Directors and Committee service and meeting fees payable 50% in cash and 50% in Class A ordinary shares. The number of Class A ordinary shares to be issued to a director under the Global Indemnity plc Share Incentive Plan (the “Share Incentive Plan”) is determined by dividing the amount of compensation to be issued by the closing market price of our Class A ordinary shares on the NASDAQ Global Select Market on the last business day of the calendar quarter in which the compensation was earned. Class A ordinary shares issued to directors under the Share Incentive Plan are fully vested on the applicable payment date, but they may not be transferred, sold or otherwise disposed of by the director unless and until (1) there is a change in control of Global Indemnity, (2) such director passes away, or (3) at least one year has elapsed since the date the director ceased to serve on our Board of Directors. These restrictions on transfer, sale and disposition are designed to ensure that our directors maintain a long-term perspective when overseeing our operations. Amounts earned by our non-employee directors for their service on our Board of Directors in fiscal year 2010 are set forth below.

The amount of the annual retainer each non-employee director was eligible to receive for service in fiscal year 2010 was: (1) $160,000 for the Chairman; (2) $140,000 for all non-employee directors; (3) an additional $60,000 for non-employee directors who serve on the Audit Committee in a capacity other than Chairperson; (4) an additional $60,000 for non-employee directors who serve on the Investment Committee in a capacity other than Chairperson; (5) an additional $60,000 for non-employee directors who serve on the Nominating and Governance Committee; (6) an additional $60,000 for the non-employee director who chairs the Compensation Committee; (7) an additional $145,000 for the non-employee director who chairs the Audit Committee; and (8) an additional $100,000 for the non-employee director who chairs the Investment Committee. The Enterprise Risk Management Committee was formed in 2011 and an annual retainer has not yet been determined.

All non-employee directors receive (a) $10,000 for each Board of Directors meeting attended in person and $2,000 for each meeting of any Committee of the Board of Directors attended by telephonic means and (b) reimbursement for their reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and its Committees. Non-employee directors do not receive separate attendance fees for any meeting of any Committee of the Board of Directors attended while also attending a Board of Directors meeting.

The following table provides compensation information for fiscal year 2010 for each non-employee director of our Board of Directors.

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash(1)	Awards(2)	Awards	Compensation	Earnings	Compensation(3)	Total

Saul A. Fox	$275,971	$286,200	—	—	—	$68,864	$631,035
Stephen A. Cozen(4)	177,449	194,344	—	—	—	39,278	411,071
James W. Crystal(5)	41,515	19,424	—	—	—	—	60,939
Seth J. Gersch	173,454	180,595	—	—	—	45,500	399,549
Mary R. Hennessy(6)	22,053	4,692	—	—	—	—	26,745
James R. Kroner	187,954	166,845	—	—	—	—	354,799
Chad A. Leat	220,451	225,979	—	—	—	57,802	504,232
Michael J. Marchio	157,951	165,973	—	—	—	31,715	355,639

(1)	Includes director fees paid in cash in January 2011, but earned in 2010 and excludes the director fees paid in cash in 2010, but earned in 2009.

(2)	Represents the aggregate grant date fair value of share-based compensation granted in 2010 as calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, Compensation-Stock Compensation (FASB ASC Topic 718). See Note 15 of our consolidated financial statement contained in our Annual Report on Form 10-K for the year ended December 31, 2010 regarding assumptions underlying the valuation of equity awards. The grant date fair value for each equity award granted during 2010 is set forth below for each non-employee director:

	4th Quarter	1st Quarter	2nd Quarter	3rd Quarter
Director	2009	2010	2010	2010
Grant Date	1/6/2010	4/5/2010	6/30/2010	10/5/2010	Total

Saul A. Fox	$64,078	$79,937	$78,502	$63,683	$286,200
Stephen A. Cozen	$46,914	$54,147	$52,506	$40,777	$194,344
Seth J. Gersch	$42,337	$48,995	$48,502	$40,761	$180,595
James R. Kroner	$19,132	$60,335	$40,502	$46,876	$166,845
Chad A. Leat	$51,262	$60,987	$61,132	$52,598	$225,979
Michael J. Marchio	$36,387	$47,445	$48,002	$34,139	$165,973
James W. Crystal	—	—	—	$19,424	$19,424
Mary R. Hennessy	—	—	—	$4,692	$4,692

Totals	$260,110	$351,846	$329,146	$302,950	$1,244,052

(3)	Consists of tax gross-up payments to cover the federal and state tax liability associated with the vesting of stock awards granted through June 2010.

(4)	Mr. Cozen retired from the Board of Directors effective January 1, 2011.

(5)	Mr. Crystal was appointed to the Board of Directors effective July 6, 2010.

(6)	Ms. Hennessy was appointed to the Board of Directors effective September 20, 2010.

PROPOSAL TWO: AUTHORIZATION TO MAKE OPEN MARKET PURCHASES OF GLOBAL INDEMNITY PLC CLASS A ORDINARY SHARES

In this proposal shareholders are being asked to authorize Global Indemnity, or any of its subsidiaries, to make market purchases of up to 15% of Global Indemnity’s Class A ordinary shares. If adopted, this authority will expire on the earlier of the close of business on December 15, 2012 or the date of the 2012 Annual General Meeting; we expect to propose renewal of this authorization at subsequent annual general meetings. Subject to the authorization being sought in this proposal, such purchases would be made only at price levels which the Board of Directors considered to be in the best interests of the shareholders generally, after taking into account Global Indemnity’s overall financial position.

It should be noted that Global Indemnity is permitted to effect repurchases of its shares as redemptions under Article 3(h) of our Articles of Association. Whether or not this proposed resolution is passed, Global Indemnity would retain its ability to effect repurchases as redemptions pursuant to its Articles of Association, although subsidiaries would not be able to make open market purchases of our Class A ordinary shares.

For a subsidiary of Global Indemnity to make open market purchases of Global Indemnity’s Class A ordinary shares, such shares must be purchased on a “recognized stock exchange”. The NASDAQ Global Select Market, on which Global Indemnity’s Class A ordinary shares are listed, is currently specified as a recognized stock exchange for this purpose of Irish law.

The text of the resolution in respect of proposal number two is as follows:

“Resolved, that Global Indemnity plc and/or any subsidiary of Global Indemnity plc (as defined by Section 155 of the Companies Act of 1963) is hereby generally authorized to make market purchases (as defined by section 212 of the Companies Act 1990) of Class A ordinary shares, par value of US$0.0001, each in the Company on such terms and conditions and in such manner as the Board of Directors of the Company may determine from time to time, but subject to the provisions of the Companies Act 1990 and to the following provisions:

(a) The maximum number of Class A ordinary shares authorized to be acquired by Global Indemnity plc and any subsidiaries of Global Indemnity plc (as defined by Section 155 of the Companies Act 1963) pursuant to this resolution shall not exceed 2,700,000 Class A ordinary shares.

(b) The maximum price to be paid for any Class A ordinary share shall be an amount equal to 110% of the closing price on the NASDAQ Global Select Market for the Class A ordinary share on the day preceding the day on which the relevant share is purchased by the Company or any of its subsidiaries plus commissions of no more than 1% of that trading price.

(c) The minimum price to be paid for any Class A ordinary share shall be an amount equal to 95% of the closing price on the NASDAQ Global Select Market for that shares on the day preceding the day on which the relevant Class A ordinary share is purchased by Global Indemnity or any of its subsidiaries plus commissions of no more than 1% of that trading price.

(d) This general authority is to expire on the date that is 18 months from the date of the passing of this resolution unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of section 215 of the Companies Act 1990. Global Indemnity and any such subsidiary may, before such expiration, enter into a contract for the purchase of Class A ordinary shares which would or might be executed wholly or partly after such expiration and may complete any such contract as if the authority conferred hereby had not expired.”

Required Vote

The affirmative vote of a simple majority of the votes cast by the shareholders present in person or by proxy at the Annual General Meeting will be required to authorize Global Indemnity or, any of its subsidiaries, to make open market purchases of Global Indemnity Class A ordinary shares.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” PROPOSAL TWO.

PROPOSAL THREE: AUTHORIZATION OF THE REISSUE PRICE RANGE OF CLASS A ORDINARY SHARES THAT GLOBAL INDEMNITY PLC ACQUIRES AS TREASURY SHARES

Global Indemnity may, from time to time, reissue Class A ordinary shares purchased or redeemed by it and not cancelled (“treasury shares”). Under Irish company law, we are required to seek shareholder approval of a price range in which we may reissue such shares out of treasury in off-market transactions. Accordingly, we are asking our shareholders to approve such a special resolution authorizing Global Indemnity to reissue treasury shares at a maximum price equal to 110% or a minimum price equal to 95% of the closing price as reported on the NASDAQ Global Select Market on the reissuance date (unless such treasury shares are issued to satisfy an obligation under an employee share plan in which case the shares may be issued for nominal value). If adopted, this authority would expire on the close of business on December 15, 2012 unless previously varied, revoked or renewed by special resolution of shareholders. We expect to propose renewal of this authorization at subsequent annual general meetings.

The text of the special resolution in respect of proposal number three is as follows:

“Resolved, that for the purposes of section 209 of the Companies Act 1990, the re-issue price range at which any Class A ordinary shares that Global Indemnity plc acquires as treasury shares (as defined by section 209 of the Companies Act 1990) for the time being held by Global Indemnity may be issued off-market shall be as follows:

(a) The maximum price at which a treasury Class A ordinary share may be reissued off-market shall be an amount equal to 110% of the closing price on the NASDAQ Global Select Market (“NASDAQ”) for Class A ordinary shares on the day preceding the day on which the relevant share is re-issued by the Global Indemnity plc.

(b) The minimum price at which a treasury Class A ordinary share may be reissued off-market shall be the nominal value of the share where such a share is required to satisfy an obligation under an employee share scheme (as defined in section 2(1) of the Companies (Amendment) Act 1983) or any of the share incentive plans operated by the Company or in all other cases an amount equal to 95% of the closing price on NASDAQ for the Class A ordinary shares on the day preceding the day on which the relevant share is re-issued by the Company.

(c) The re-issue price range as determined by paragraphs (a) and (b) shall expire on the date that is 18 months from the date of the passing of this resolution unless previously varied, revoked, or renewed in accordance with the provisions of section 209 of the Companies Act 1990.”

Required Vote

The affirmative vote of at least 75% of the votes cast by the shareholders present in person or by proxy at the Annual General Meeting will be required for the authorization of the reissue price range of treasury Class A ordinary shares.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” PROPOSAL THREE.

PROPOSAL FOUR: RATIFICATION OF APPOINTMENT OF GLOBAL INDEMNITY PLC’S INDEPENDENT AUDITORS AND AUTHORIZATION OF THE BOARD OF DIRECTORS TO DETERMINE THEIR FEES

General

The appointment of an independent auditor is made annually by the Audit Committee. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent auditor for the fiscal year ending December 31, 2011. As a matter of good corporate governance, the Audit Committee submits its selection of the independent auditors to our shareholders for the ratification at the Annual General Meeting. In addition, shareholders will be asked to authorize our Board of Directors acting through its Audit Committee to set the fees for PwC. If the shareholders do not ratify the appointment of PwC, the selection of our independent registered public accounting firm may be reconsidered by the Audit Committee.

A representative of PwC is expected to be available telephonically to respond to appropriate questions from shareholders at the Annual General Meeting. The representative will also have the opportunity to make a statement if he or she desires.

Information Regarding Our Independent Auditors

The following table shows the fees that were billed to us by PwC for professional services rendered for the fiscal years ended December 31, 2010 and December 31, 2009.

Fee Category	2010	2009

Audit Fees	$1,301,730	$1,024,602
Audit-Related Fees	—	36,927
Tax Fees	1,305,951	1,332,630
All Other Fees	3,000	21,000

Total Fees	$2,610,681	$2,415,159

Audit Fees

This category includes fees for the audit of our annual financial statements and review of interim quarterly financial statements included on our quarterly reports on Form 10-Q and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included above under “Audit Fees.” This category would include fees for services performed in connection with audits of our 401(k) plans and review of our registration statements and prospectuses. For 2009, we paid PwC $36,927 in fees related to our 2009 rights offering. For 2010 no fees were paid to PwC for such services.

Tax Fees

This category includes fees for tax compliance, tax advice, and tax planning. The services provided included tax advice and assistance with tax compliance and reporting to federal, state and foreign taxing authorities. These tax fees are primarily related to our redomestication efforts.

All Other Fees

This category includes fees for products and services provided by PwC that are not included in the categories described above. For 2010 and 2009, the amount of “All Other Fees” consists of fees for on-line accounting research services and recruiting fees for our Bermuda insurance entity. The Audit Committee considered whether providing the non-audit services shown in the table above was compatible with maintaining PwC independence and concluded that it was.

Pre-Approval of Services

To ensure that our independent auditors maintain the highest level of independence, the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent auditors. The Audit Committee preapproved 100% of the fees for non-audit services performed by PwC during the year ended December 31, 2010. To ensure that the provision of these services does not impair the independence of PwC, unless a type of service to be provided by PwC has been pre-approved in accordance with the Audit Committee Pre-Approval Policy, the Audit Committee’s separate pre-approval is required. Any proposed services exceeding the pre-approved cost levels set forth in the Audit Committee Pre-Approval Policy require the Audit Committee’s separate pre-approval. The Audit Committee Pre-Approval Policy only applies to services provided to us by our independent auditors; it does not apply to similar services performed by persons other than our independent auditors. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will at least annually, or more often as it deems necessary in its judgment, reassess and revise the Audit Committee Pre-Approval Policy. The Audit Committee most recently reassessed and approved its Audit Committee Pre-Approval Policy in February 2011.

Required Vote

The affirmative vote of a simple majority of the votes cast by the shareholders present in person or by proxy at the Annual General Meeting will be required for the ratification of the appointment of PwC as our independent auditor for 2011 and the authorization of our Board of Directors acting through its Audit Committee to set fees for PwC.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” PROPOSAL FOUR.

PROPOSAL FIVE (A) THROUGH FIVE (B): VARIOUS MATTERS CONCERNING
WIND RIVER REINSURANCE COMPANY, LTD.

General

Under our Memorandum and Articles of Association, if we are required or entitled to vote at a general meeting of certain of our non-U.S. subsidiaries, our Board of Directors must refer the matter to our shareholders and seek authority from our shareholders for our corporate representative or proxy to vote in favor of the resolutions proposed by these subsidiaries. We are submitting the matters described below concerning our subsidiary, Wind River Reinsurance Company, Ltd. (“Wind River”), to our shareholders for their approval at the Annual General Meeting. Our Board of Directors will cause our corporate representative or proxy to vote our shares in Wind River in the same proportion as the votes received at the Annual General Meeting from our shareholders on the matters proposed by this subsidiary, which require the affirmative vote of a majority of the votes cast by the shareholders entitled to vote and present in person or by proxy at the annual general meeting of Wind River.

We are the sole shareholder of Wind River. It is proposed that we be authorized to vote in favor of the following matters at the annual general meeting of Wind River or any adjournments or postponements thereof.

Proposal Five (a) — Election of Directors and Alternate Director

The board of directors of Wind River has nominated three persons for election as directors and one person for election as an alternate director whose terms will expire at the 2012 annual general meeting of shareholders of Wind River, or when their successors are duly elected and qualified. If any of the nominees becomes unable to or declines to serve prior to the election at the annual general meeting of Wind River, the persons named in the accompanying proxy shall have discretionary authority to vote for a substitute or substitutes as the board of directors of Wind River may nominate.

Set forth below is biographical information concerning the persons nominated for election as directors of Wind River:

Alan Bossin, 60, has served on the board of directors of Wind River since October 2003 and as counsel at Appleby, a Hamilton, Bermuda based law firm, since 1999. Prior to joining Appleby, Mr. Bossin served as a lawyer at Blaney McMurty Stapells Friedman, a Toronto, Canada based law firm. From 1987 through 1998, Mr. Bossin was employed by the global insurance broker, Johnson & Higgins Ltd. (later Marsh & McLennan), as Canadian general counsel, and from 1983 through 1986, Mr. Bossin served as counsel at Insurance Bureau of Canada, the Toronto, Canada based national property and casualty insurance trade association. Mr. Bossin attended the University of Guelph and obtained an LL.B. from the University of Windsor in 1979. He is a member of both the Law Society of Upper Canada and the Bermuda Bar.

Larry A. Frakes, 59, has served on the board of directors of Wind River since April 2007. For additional information, see the biographical information for Mr. Frakes in Proposal One (c).

Troy W. Santora, 39, has served on the board of directors of Wind River since April 2009, as President of Wind River since August 2009 and was Wind River’s Senior Vice President from March 2009 through August 2009. From March 2005 through March 2009, Mr. Santora held positions of increasing responsibility with Global Indemnity Group and most recently served as Vice President — Reinsurance & Risk Management. From July 2003 through March 2005, Mr. Santora was a reinsurance analyst with Reliance Insurance Company. From December 2002 through July 2003, Mr. Santora was assistant vice president of Garnet Captive Services, LLC. From July 2002 through December 2002, Mr. Santora was co-founder and principal of Coastline Capital Solutions. From April 2000 through July 2002, Mr. Santora held various positions with Commonwealth Risk. From May 1996 through April 2000, Mr. Santora held various positions with Reliance Insurance Company. He received his Bachelor of Business & Administration from Temple University’s Fox School of Business.

Set forth below is biographical information concerning the person nominated for election as alternate director of Wind River:

Janita Burke, 36, has served as an alternate director to Alan Bossin to the board of directors of Wind River since October 2003 and is a partner at the law firm of Appleby where she has been employed since 1999. Ms. Burke received a LLB (Honors) Degree from the University of Warwick.

Proposal Five (b) — Appointment of Independent Auditor

The board of directors of Wind River has appointed PricewaterhouseCoopers International Limited, Hamilton, Bermuda, as the independent auditor of Wind River for the fiscal year ending December 31, 2011. At the annual general meeting of Wind River or any adjournments or postponements thereof, shareholders will be asked to ratify this appointment. Representatives of the firm are not expected to be present at the meeting.

Other Matters

In addition to the matters set forth above for which we are soliciting your proxy, we expect that the financial statements of Wind River for the year ended December 31, 2010, together with the report of the independent auditors in respect of these financial statements, will be presented for approval at the annual general meeting of Wind River in accordance with Bermuda law. We will refer this matter to our shareholders present in person and entitled to vote at the annual general meeting of Wind River. We are not asking you for a proxy with respect to this matter and you are requested not to send us a proxy with respect to this matter.

We know of no other specific matter to be brought before the annual general meeting of Wind River that is not referred to in this Proxy Statement. If any other matter properly comes before the annual general meeting of Wind River, our corporate representative or proxy will vote in accordance with his or her judgment on such matter.

Required Vote

Proposal Five (a) through Five (b) requires the affirmative vote of a majority of the votes cast by the shareholders entitled to vote and present in person or by proxy at the Annual General Meeting in order to ensure passage of the above proposals related to Wind River. Our Board of Directors will cause our corporate representative or proxy to vote the shares in Wind River in the same proportion as the votes received at the Annual General Meeting or any adjournments or postponements thereof from our shareholders on the above proposals.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” ALL OF THE DIRECTORS NOMINATED FOR ELECTION IN PROPOSAL FIVE (A) AND “FOR” PROPOSAL FIVE (B).

PROPOSAL SIX: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in the proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed on pages 23-46. While the results of the vote are non-binding and advisory in nature, the Board of Directors intends to carefully consider the results of this vote.

The text of the resolution in respect of Proposal Six is a follows:

“Resolved, that the compensation of Global Indemnity plc’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby approved.”

In considering their vote, shareholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 23-30 as well as the discussion regarding the Compensation Committee on page 9.

Required Vote

The affirmative vote of a simple majority of the votes cast by the shareholders present in person or by proxy at the Annual General Meeting will be required for the non-binding approval of the compensation paid to our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” PROPOSAL SIX.

PROPOSAL SEVEN: NON BINDING ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act of 1934 (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are submitting for stockholder consideration a separate resolution to determine, in a non-binding advisory vote, whether a shareholder vote to approve the compensation of our named executive officers (that is, votes similar to the non-binding, advisory vote in Proposal 6 above) should occur every one, two or three years. While the results of the vote are non-binding and advisory in nature, the Board of Directors intends to carefully consider the results of this vote.

In considering their vote, shareholders may wish to review the information on the Company’s compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 23-30, as well as the discussion regarding the Compensation Committee on page 9.

Required Vote

The affirmative vote of a simple majority of the votes cast by the shareholders present in person or by proxy at the Annual General Meeting will be required for the non-binding approval on the frequency of shareholder votes on our executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “THREE YEARS” WITH RESPECT TO HOW FREQUENTLY A NON-BINDING ADVISORY SHAREHOLDER VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR.

PROPOSAL EIGHT: AUTHORIZATION TO HOLD THE 2012 ANNUAL GENERAL MEETING OF SHAREHOLDERS AT A LOCATION OUTSIDE OF IRELAND

Under Irish law and in accordance with Article 42 of Global Indemnity’s Memorandum and Articles of Association, the shareholders of Global Indemnity must authorize holding any annual general meeting of shareholders at a location outside of Ireland. The Board of Directors is therefore asking our shareholders to authorize holding the 2012 Annual General Meeting of shareholders at a location outside of Ireland.

The text of the resolution in respect of Proposal Eight is a follows:

“Resolved, that the annual general meeting of shareholders of Global Indemnity for 2012 may be held at such place outside of Ireland as may be determined by the Board of Directors.”

Required Vote

The affirmative vote of a simple majority of the votes cast by the shareholders present in person or by proxy at the Annual General Meeting will be required for the authorization to hold the 2012 annual general meeting of the shareholders at a location outside of Ireland.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL EIGHT.

EXECUTIVE OFFICERS

Set forth below is certain biographical information with respect to the executive officers of Global Indemnity who do not also serve on our Board of Directors or on the board of directors of Wind River Reinsurance Company, Ltd. (“Wind River”). The biography for Mr. Frakes, our President and Chief Executive Officer, is set forth above under the caption “Nominees for Director” in Proposal One (c). The biography for Mr. Santora, President of Wind River is set forth above under the caption “Proposal Five (a) — Election of Directors and Alternate Director” in Proposal Five. In this Proxy Statement, the terms “United National Group”, “Diamond State Group”, and “Penn-America Group” include the insurance and related operations conducted by United National Insurance Company, an indirect wholly-owned subsidiary of Global Indemnity and its subsidiaries and affiliates, including American Insurance Adjustment Agency, Inc., Diamond State Insurance Company, J.H. Ferguson and Associates, LLC, Global Indemnity Collectibles Insurance Services, LLC, United America Insurance Services, LLC, United National Casualty Insurance Company, United National Specialty Insurance Company, Penn-America Insurance Company, Penn-Star Insurance Company and Penn-Patriot Insurance Company. The term “Global Indemnity Group” refers to the insurance and related operations conducted by the United National Group, Diamond State Group, and Penn-America Group.

Thomas M. McGeehan, 53, has served as our Senior Vice President and Chief Financial Officer since December 2009. From May 2008 to December 2009, Mr. McGeehan was our Interim Chief Financial Officer. Mr. McGeehan was appointed United America Indemnity, Ltd.’s Corporate Controller in September 2005. He joined Global Indemnity plc’s predecessor companies in May 2001 as vice president and controller from Colonial Penn Insurance Company, a subsidiary of General Electric Financial Assurance, where he worked from 1985 until 2001, ultimately serving as assistant vice president finance / marketing & accounting. Mr. McGeehan received a Bachelor’s of Business Administration from Temple University; a Master of Business Administration from La Salle University; and a Master of Taxation from Villanova University.

Matthew B. Scott, 51, has served as President of Penn-America Group since June 2009 and President of United National Group since July 2010. From April 2008 through June 2009, Mr. Scott was the Senior Vice President of Casualty Brokerage of Diamond State Group. From October 2007 through April 2008, Mr. Scott was Vice President of Business Development of Diamond State Group. Previously, Mr. Scott served as an executive in the Strategic Markets Unit of White Mountains’ subsidiary, OneBeacon Insurance Company. Mr. Scott began his career in 1986 at Sigel Insurance Group, where he was ultimately appointed vice president, sales. In 1998, Mr. Scott joined CGU Insurance Company as vice president, specialty business development. CGU Insurance Company was acquired by White Mountains Insurance Group in 2001. Mr. Scott previously served on the board of American Centennial Insurance Company, a White Mountains company. He received his Bachelor of Arts from Franklin & Marshall College and his Master of Science in Insurance Management from Boston University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis focuses on the compensation of the executive officers listed in the Summary Compensation Table that follows (our “named executive officers”). Our named executive officers for 2010 were Larry A. Frakes, President and Chief Executive Officer, Global Indemnity plc; Thomas M. McGeehan, Senior Vice President and Chief Financial Officer, Global Indemnity plc; J. Scott Reynolds, President, United National Group; Matthew B. Scott, President of United National Group and Penn-America Group; David J. Myers, President, Diamond State Group; and Troy W. Santora, President, Wind River Reinsurance Company, Ltd. On July 1, 2010, J. Scott Reynolds resigned as President of United National Group and was replaced by Mr. Scott. Effective March 23, 2011, David J. Myers is no longer employed by us.

The following is a discussion of our objectives and philosophies regarding executive officer compensation, as well as the actions taken in 2010 and the compensation paid to our named executive officers with respect to 2010 performance.

Committee Activities and Compensation Paid to Named Executive Officers With Respect to 2010

The Compensation Committee and the Section 162(m) Committee met several times in 2010 and took a variety of actions relating to the promotion, retention, 2010 compensation and separation of our named executive officers. Actions of the Compensation Committee and the Section 162(m) Committee included: approving the increase in Mr. Scott’s base salary and approving the executive officers’ 2010 bonus incentives. The Compensation Committee or the Board of Directors, after consulting with our Chief Executive Officer, has approved the compensation and the employment agreements for all of our named executive officers. However, the Board of Directors has delegated to the Chief Executive Officer the right to approve salaries of up to $250,000 and $200,000 for senior vice presidents and vice presidents, respectively; grants of up to 15,000 and 2,500 shares of stock for senior vice presidents and vice presidents, respectively; grants of up to 15,000 and 2,500 options for senior vice presidents and vice presidents, respectively, and up to $50,000 and $35,000 in signing bonuses for senior vice presidents and vice presidents, respectively.

Our Compensation Philosophy

Our primary goals in structuring compensation opportunities for our named executive officers are: (1) fostering achievement of corporate performance objectives; (2) recognizing executives’ contributions to corporate success; and (3) attracting and retaining quality professionals. We apply a consistent compensation philosophy for all named executive officers. This philosophy is based on the premise that our achievements result from the coordinated efforts of all employees, including our named executive officers, working toward our business objectives. The Compensation Committee designed and refines the executive compensation program to support the overall objective of maximizing long-term shareholder value by aligning the interests of executives with the interests of shareholders and by rewarding executives for achieving corporate and individual objectives.

Generally, we structure our total compensation packages for our named executive officers to be competitive with respect to compensation paid by our peer companies to their executives. We participate in the Property Casualty Insurance Compensation Survey, currently administered by Mercer on an annual basis. While the companies that participate in this survey may vary from one year to the next, the following companies were all participants in the survey for 2010: ACUITY; Amica Mutual Insurance Company; Arch Insurance Group; Argo Group US; Central Insurance Companies; FBL Financial Group, Inc.; FCCI Insurance Group; Harleysville Insurance; Metropolitan Property and Casualty Insurance Company; OneBeacon Insurance; PMA Capital Corporation; QBE Regional Insurance; Scottsdale Insurance (a subsidiary of Nationwide); Selective Insurance Company of America; Swiss Re; The Main Street America Group; Utica National Insurance Group; Westfield Group; and Zenith National Insurance Corporation (collectively the “Peer Group”). We believe that such peer and competitor comparison provides a suitable balance between the competitive nature of our business, the attendant need to recruit and retain talented executives, and the Compensation Committee’s strong desire to ensure that our executives do not receive excessive compensation in relation to their peers or disproportionate to their contributions to our long-term success and shareholder value. We believe, however, that our emphasis on performance and shareholder return with a long-term perspective may result in compensation opportunities that differentiate our practices from those of our peers. In short, our executives will be well compensated if, and only if, they create value for our shareholders over a period of several years.

We use three primary components of executive compensation to satisfy our compensation objectives: base salary, performance-based annual bonus incentives payable in cash and restricted stock and long-term equity incentive opportunities. Our policies with respect to these components are discussed below.

Base Salary

The Compensation Committee uses base salary to compensate executives at salary levels that are competitive with and comparable to the levels used by other companies within our Peer Group. The Compensation Committee reviews base salaries on an annual basis to determine whether such salaries remain competitive relative to the Peer Group. Base salaries for our named executive officers were initially set in the executives’ employment agreements with us and have been increased in subsequent years in connection with merit increases, which generally relate to individual past performance and enhanced professional responsibilities. In setting the Chief Executive Officer’s base salary and in evaluating the Chief Executive Officer’s recommendations for the base salaries of the other named executive officers, the Compensation Committee generally weighs a variety of factors, including individual past performance, potential for future successful performance with us, level and scope of responsibility and relative fairness among our executive officers. In September 2010, the Compensation Committee approved an adjustment to Mr. Scott’s base salary from $250,000 to $300,000 to reflect his enhanced responsibilities after becoming President of United National Group.

Annual Bonus Incentives

Our annual bonus opportunities, which are payable in cash and restricted stock, are generally designed to motivate executives to focus on the performance of the division, subsidiary, or unit for which they have primary responsibility. Our Compensation Committee and the Section 162(m) Committee establish the criteria and objectives that must be met during the applicable performance period for a named executive officer to earn an annual bonus. These bonus targets reflect each executive’s responsibilities and a day-to-day emphasis on generating profits. If bonuses are earned, two-thirds will generally be paid in cash and the remaining one-third in restricted stock. The allocation of bonuses earned provides both an incentive for the named executive officer to continue to perform at a high level and to reward the named executive officer for his performance during an applicable performance period. All equity grants to our named executive officers are made pursuant to our Share Incentive Plan and relate to Class A ordinary shares. Restricted stock granted as part of annual bonus awards generally vests in increments of 25% per year over four years. 50% of any restricted stock granted to Mr. McGeehan as part of annual bonus awards in 2010 vests ratably over a three-year period and the other 50% of any restricted stock award is subject to re-measurement of the US GAAP accident year combined ratio by an independent actuary as of December 31, 2013. Generally, an accident year matches the total value of all losses occurring during a year with the premiums earned for the year.

As described below, the amounts of the annual bonuses payable to our named executive officers are dependent, in large measure, on our performance in relation to performance targets. The extent to which actual performance exceeds or falls short of target performance directly results in a corresponding increase or decrease in the bonus amounts payable.

The criteria for our annual bonus incentives relate to certain objective performance goals, such as net income, operating income and combined ratio as well as individual performance expectations. Operating income is a non-US GAAP financial measure used by management as a measure of performance. It is calculated as net income less after-tax net realized investment gains (losses), less after-tax gain and one-time charges from discontinued operations, less any after-tax extraordinary gains or losses. Operating income is not a substitute for net income determined in accordance with US GAAP, and investors should not place undue reliance on this measure. The combined ratio is the sum of losses, acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is a non-US GAAP financial measure that is generally viewed in the insurance industry as an indicator of underwriting profitability.

Mr. Frakes

Mr. Frakes’ employment agreement sets forth his target bonus. Mr. Frakes’ target bonus opportunity for 2010 was $1,500,000. Under Mr. Frakes’ employment agreement, if all targets were met, generally, one-third of his bonus would be paid in restricted stock and the remaining two-thirds would be paid in cash. The first $500,000 of any bonus award is payable in restricted stock, which, with respect to awards granted for performance in calendar years 2008 through 2010, vests at the rate of 25% per year over four years. Thereafter, any restricted stock awarded shall vest at the rate of 33 1/3% per year over three years. Any annual bonus amount earned in excess of the restricted stock award is paid in cash, with 50% of such amount paid within 30 days of the approval of such bonus by our Board of Directors. The remaining 50% shall be retained for three years. After such three-year period, the performance score for the original bonus year will be redetermined and any retained amounts, after being increased or reduced, shall then be paid to Mr. Frakes, along with a deemed investment return thereon.  Receipt of the retained cash amounts and vesting in restricted stock are both subject to certain continued employment requirements. Subject to continued employment, Mr. Frakes is also entitled to a cash payment to cover the federal and state tax liability associated with the vesting of such restricted stock.

After the completion of each bonus year, a performance score for that year is determined by our Board of Directors by dividing (1) our actual consolidated net income per share (adjusted to account for all items of gain, loss, or expenses determined by our Board of Directors to be unanticipated and/or extraordinary) determined on an accident year basis by (2) our projected consolidated net income per share (determined on an accident year basis). This performance score must be greater than 90% of projected consolidated net income for Mr. Frakes to receive his bonus.

With respect to 2010, Mr. Frakes’ annual bonus opportunities related primarily to our consolidated net income per share target as required by the terms of his employment agreement, including adjustments thereto as determined by our Board of Directors for unanticipated and/or extraordinary items. For 2010, the consolidated accident year net income per share target was set at $1.92, and our actual consolidated accident year net income per share was $1.71. This performance resulted in a performance score of 89.1%, which did not meet the 90% threshold necessary for Mr. Frakes to receive his bonus.

Messrs. Scott, Myers, Santora, and Reynolds

Messrs. Scott, Myers, Santora and Reynolds have bonus targets in their employment agreements, but the performance criteria are established annually by our Compensation and 162(m) Committees. Mr. Scott’s bonus target for 2010 was $400,000. Mr. Myer’s bonus target for 2010 was $400,000. Mr. Santora’s bonus target for 2010 was $300,000. Mr. Reynolds’ bonus target for 2010 was $450,000. These bonus targets for Messrs. Scott, Myers, Santora, and Reynolds are based primarily on underwriting income targets for the businesses that those named executive officers run. The employment agreements for Messrs. Scott, Myers, Santora, and Reynolds are generally structured so that one-third of their bonus would be paid in restricted stock and two-thirds would be paid in cash.

For 2010, the Compensation and 162(m) Committees established accident year and/or other performance criteria for determining whether any bonus would be paid to each of Messrs. Scott, Myers, Santora and Reynolds.

For Mr. Scott, these performance criteria consisted of: (1) gross written premiums for 2010 for Penn-America Group of $100,000,000; (2) gross/net loss ratio on an accident year basis for Penn-America Group of 63.6/65.0 points; (3) gross/net expense ratio on an accident year basis for Penn-America Group (excluding restructuring charges) of 37.6/38.6 points; (4) gross/net combined ratio on an accident year basis for Penn-America Group (excluding restructuring charges) of 101.2/103.6 points; (5) co-locating Penn-America Group personnel in our Bala Cynwyd office to our Atlanta and Los Angeles offices; (6) revising Penn-America Group’s contingent profit commission; (7) improving the quality of Penn-America Group’s agency relationships by conducting three agency seminars; (8) improving Penn-America Group’s product regionally by refining underwriting criteria and rate plans; and (9) developing a long-term strategy for United National Group and developing short-term initiatives for existing programs. Mr. Scott did not receive his bonus as he did not meet the established performance criteria for gross written premium or expense ratio.

For Mr. Myers, these performance criteria consisted of: (1) gross written premiums for 2010 for Diamond State Group of $113,000,000; (2) gross/net loss ratio on an accident year basis for Diamond State Group (excluding our collectibles insurance agency) of 51.0/55.0 points; (3) gross/net expense ratio on an accident year basis for Diamond State Group (excluding collectibles insurance agency and restructuring charges) of 39.8/44.8 points; (4) gross/net combined ratio on an accident year basis for Diamond State Group (excluding Collectibles and restructuring charges) of 90.8/99.8 points; (5) develop a retail distribution channel via vacant property product and new products; (6) grow casualty brokerage unit with further penetration of casualty brokerage wholesale agents; and (7) diversifying geographic concentration of property risk with growth targeted in the Northeast, Midwest and Western United States. Mr. Myers did not receive his bonus as he did not meet the established performance criteria for gross written premium; net loss ratio; expense ratio; combined ratio or geographic diversity.

For Mr. Santora, these performance criteria consisted of: (1) gross written premiums for 2010 for Wind River of $122,149,000; (2) combined ratio on an accident year basis for Wind River of 81.6 points; (3) establish core relationships with three to four small to mid-size brokerage shops that will produce three to six transactions producing an estimated contract written premium of $30,000,000 annually; (4) develop a strong marketing presence by (a) revamping the Wind River website, (b) designing marketing materials for electronic and physical distribution; and (c) developing a key producer round table outing; and (5) staff development allowing for the meaningful enhancement of underwriting, actuarial, and claims capabilities. Mr. Santora did not receive his bonus as he did not meet the established performance criteria for gross written premiums; combined ratio; marketing presence or staff development.

For Mr. Reynolds, these performance criteria consisted of: (1) gross written premiums for 2010 for United National Group of $140,000,000; (2) combined ratio for United National Group of 103.7 points; (3) hire a high quality senior vice president and two program managers; (4) add a least one new program with each key national relationship; and (5) develop a marketing strategy that generates at least 20 submissions that meet United National Group’s target programs. Mr. Reynolds’ did not receive a bonus for 2010 because he resigned on July 1, 2010.

Mr. McGeehan

Under his employment agreement, Mr. McGeehan is eligible to receive cash and equity bonus awards. For 2010, he was provided an opportunity to earn both a cash bonus and an equity bonus based on US GAAP accident year combined ratio and gross written premiums for the applicable year.

In 2010, Mr. McGeehan was eligible for a cash bonus in an amount between 40% and 60% of his annual base salary if the US GAAP accident year combined ratio of Global Indemnity Group in 2010 was between 102.9 points and 100.9 points. Were Mr. McGeehan to meet these eligibility requirements, his bonus would be further adjusted based on a 2010 gross written premium target for Global Indemnity Group of $368 million. The actual 2010 gross written premium for Global Indemnity Group is divided by the target gross written premium. The result is then multiplied to the bonus calculated for the US GAAP accident year combined ratio portion of the bonus to achieve an adjusted bonus amount. The maximum adjustment is +/- 20%. Mr. McGeehan did not receive his cash bonus as the US GAAP accident year combined ratio in 2010 for Global Indemnity Group was 111.6 points.

In 2010, Mr. McGeehan was eligible for an equity bonus in an amount between 24% and 75% of his annual base salary, payable in our Class A ordinary shares, if the US GAAP accident year combined ratio of Global Indemnity in 2010 was between 102.2 points and 98.7 points. Were Mr. McGeehan to meet these eligibility requirements, his bonus would be further adjusted based on a 2010 gross written premium target for Global Indemnity of $491.1 million. 50% of any such award would vest ratably over a three-year period. The other 50% of any such award is subject to re-measurement of the US GAAP accident year combined ratio by an independent actuary. To qualify for the award the US GAAP accident year combined ratio, as of December 31, 2013, cannot be greater than originally presented to and approved by the Board of Directors on or before March 1, 2010. The actual 2010 gross written premium for Global Indemnity is divided by the target gross written premium. The result is then multiplied to the bonus calculated for the US GAAP accident year combined ration portion of the bonus to achieve an adjusted bonus amount. The maximum adjustment is +/- 20%. Mr. McGeehan did not receive his equity bonus as the US GAAP accident year combined ratio in 2010 for Global Indemnity was 111.4.

The Compensation Committee believes that the targets which are set each year are challenging, but within reach for a talented executive team. The Compensation Committee is also empowered to exercise negative discretion and reduce the bonuses otherwise payable to any of our employees if the Compensation Committee determines that particular corporate results were achieved without significant personal contributions by the particular employee. The Compensation Committee may also claw back bonuses if our financial statements are restated.

Long-Term Equity Incentives

Because short-term results do not, by themselves, accurately reflect the performance of a company in our industry or the return realized by our shareholders, our named executive officers are also eligible to receive equity awards under our Share Incentive Plan. Equity awards are an important component of our compensation policies and are designed to motivate recipients to act from the perspective of a long-term owner. We also believe that providing our named executive officers with equity ownership: (1) serves to align the interests of our named executive officers with shareholders by creating a direct link between compensation and shareholder return, (2) creates a significant, long-term interest in our success and (3) aids in the retention of key executive officers in a competitive market for executive talent.

The Compensation Committee approves all grants of equity compensation to our named executive officers as it deems appropriate to achieve the goals set forth above and establishes the time or times at which equity will be awarded under our Share Incentive Plan. To promote our goals of attracting and retaining talented executives, equity awards usually vest over certain periods of time subject to continued employment in good standing, with vesting contingent in certain instances on the attainment of performance goals. Equity awards that are made upon an executive’s commencement of employment are also often contingent on the executive’s purchase of restricted stock to ensure that the executive is a shareholder with a significant personal investment in Global Indemnity.

As described above under “Annual Bonus Incentives,” each of Messrs. Frakes, McGeehan, Scott, and Santora is eligible to receive restricted stock pursuant to the Share Incentive Plan in connection with his annual bonus opportunity. Messrs. Myers and Reynolds were similarly eligible while employed with us. Restricted stock granted as part of annual bonus awards generally vests in increments of 25% per year over four years. Beginning in 2011, awards granted to Mr. Frakes will vest ratably over a three year period. For Mr. McGeehan, 50% of any restricted stock award vests ratably over a three year period and the other 50% of any restricted stock award is subject to re-measurement of the US GAAP accident year combined ratio as of December 31, 2013 by an independent actuary.

Prior to 2010, in addition to equity awards granted in connection with our annual bonus incentives, Messrs. McGeehan, Scott and Santora were eligible for equity grants on the basis of an accident year look-back. Eligible named executive officers are tentatively awarded our stock on the achievement of current year US GAAP operating income targets. Three years after the accident year, an independent actuary re-measures the results. If the re-measured results are at least equal to or better than the results originally awarded and the named executive officer is currently employed with us and in good standing, the stock is conclusively awarded. We felt that giving time for accident year results to develop best reflects the nature by which we realize profits and losses and provided a powerful retention incentive for our senior executives. Accident year look-back awards were discontinued after 2009.

For the 2006 performance year, Messrs. Santora and McGeehan were the only named executive officers eligible to receive stock on the basis of an accident year look-back. In 2010, following the re-evaluation of 2006 accident year performance as of December 31, 2009, (1) Mr. Santora was awarded 375 shares of fully vested stock, with a grant date fair value equal to $2,565, in respect of 2006 accident year performance; and (2) Mr. McGeehan was awarded 2,122 shares of fully vested stock, with a grant date fair value equal to $14,514, in respect of 2006 accident year performance. After the July 2, 2010 one-for-two reverse stock split, these awards were adjusted accordingly.

For the 2007 performance year, Messrs. Scott, Santora and McGeehan were the only named executive officers eligible to receive stock on the basis of an accident year look-back. In 2011, following the re-evaluation of 2007 accident year performance as of December 31, 2010, (1) Mr. Scott was awarded 659 shares of fully vested stock, with a grant date fair value equal to $13,753, in respect of 2007 accident year performance; (2) Mr. Santora was awarded 373 shares of fully vested stock, with a grant date fair value equal to $7,785, in respect of 2007 accident year performance; and (3) Mr. McGeehan was awarded 1,416 shares of fully vested stock, with a grant date fair value equal to $29,552, in respect of 2007 accident year performance.

For the 2008 performance year, no named executive officer was eligible to receive stock on the basis of an accident year look-back.

For the 2009 performance year, Messrs. McGeehan and Scott were the only named executive officer eligible to receive stock on the basis of an accident year look-back. Fully vested stock will be granted to Messrs. McGeehan and Scott in 2013 in respect of the 2009 accident year look-back as long as (1) losses and loss adjustment expenses for the 2009 accident year are no greater than those which were originally presented for the 2009 accident year, (2) operating income for the 2009 accident year is at least 85% of planned operating income and (3) Mr. McGeehan and Mr. Scott continue to be employed and in good standing. The tentative award level for Mr. McGeehan for the 2009 accident year look-back is 15.5% of his $300,000 base salary, or $46,500, which (based on our stock price as of December 31, 2009) would result in a grant of 2,935 shares. The tentative award level for Mr. Scott for the 2009 accident year look-back is 15.5% of his $210,000 base salary, or $16,275, which (based on our stock price as of December 31, 2009) would result in a grant of 1,027 shares. Mr. Scott’s award is pro-rated for his time served with Diamond State Group prior to him becoming President of Penn-America Group.

With respect to stock options, the Compensation Committee sets the exercise price per share at the closing price of our stock on the date of grant. In accordance with an amendment to our Share Incentive Plan, which was approved by shareholders at an Extraordinary General Meeting held on January 28, 2008, stock options may be repriced without shareholder approval. When we select equity grant dates or the Compensation Committee convenes a meeting, we do not consider material non-public information or the pending release of such information. For details regarding the vesting terms of outstanding stock options, see the descriptions below under “Employment Agreements.”

Other Considerations

Equity Ownership Generally

We have adopted certain policies with respect to equity compensation, all of which apply to our named executive officers, such as policies regarding insider trading which prohibit trading during periods immediately preceding the release of material non-public information. We also permit our named executive officers to establish Rule 10b5-1 trading plans, subject to the prior approval of our in-house legal department.

We expect our named executive officers to maintain a significant personal ownership stake in our company. While we have not established stock ownership guidelines that are applicable to every executive, we may consider adopting such guidelines in the future. Individual guidelines were established in connection with the employment agreements for Mr. Frakes. Mr. Frakes has stock ownership guidelines in his employment agreement of twice his annual base salary.

Other Benefits

Our named executive officers are entitled to participate in the various benefits made available to our employees generally, including retirement plans, group health plans, paid vacation and sick leave, basic life insurance and short-term and long-term disability benefits. Furthermore, all of our directors and officers and the directors and officers of our subsidiaries are covered by our directors’ and officers’ liability insurance.

Employment Agreements

We have entered into employment agreements with our named executive officers, as described in more detail below following the Summary Compensation Table. These agreements are important to the future of our business because our success depends, in significant part, upon the individual employees who represent us in dealings with our producers and the investment community, execute our business strategy, and identify and pursue strategic opportunities and initiatives. We believe that such agreements are helpful in providing our executives with some comfort regarding their duties and compensation in exchange for necessary restrictive covenants with respect to competitive activity, non-solicitation, and confidentiality during and following the executives’ employment with us. These covenants are particularly important in protecting our interests in what is an intensely competitive industry in which leveraging the personal relationships of our executives is critical to our success. The employment agreements also dictate the level and extent to which the executives receive post-termination compensation.

Post-Employment Benefits, Severance and Change in Control Policy

The post-employment benefits available to our named executive officers are subject to the terms of the executives’ employment agreements. Our named executive officers are not provided with a supplemental retirement benefit plan or other pension beyond that of our 401(k) plan and matching contributions available to all of our employees.

The Compensation Committee and our Board of Directors approve appropriate severance policies for each executive officer designed to (1) compensate an executive who is involuntarily separated from us for reasons other than for “cause” and (2) compensate the executive to the extent the executive is subject to a post-termination non-compete agreement.

We have adopted a limited change in control policy designed to incentivize our executive officers to pursue transactions which benefit our shareholders. All of our named executive officers are entitled to accelerated vesting of their restricted stock and options in the event that we undergo a change in control while they are employed. For details regarding the potential for the accelerated vesting of restricted stock and options, see the descriptions below under “Actions Taken in 2011” and “Employment Agreements.”

Impact of Accounting, Tax and Legal Considerations

With respect to taxes, Section 162(m) of the Internal Revenue Code (the “Code”) imposes a $1 million limit on the deduction that we may claim in any tax year with respect to compensation paid to the Chief Executive Officer and certain other named executive officers. Accordingly, the Compensation Committee and the Section 162(m) Committee monitor compensation paid to such executives so that steps may be taken to ensure that it is deductible under Section 162(m).

Certain types of “performance-based compensation” are exempted from the $1 million limit. Performance-based compensation can include income from stock options, performance-based restricted stock, and certain formula driven compensation that meets the requirements of Section 162(m). The Compensation Committee and the Section 162(m) Committee seek to structure performance-based and equity compensation for our named executive officers in a manner that complies with Section 162(m) in order to provide for the deductibility of such compensation. All compensation paid to our executive officers with respect to 2010 was deductible for purposes of Section 162(m).

Compensation is also affected by Section 409A of the Internal Revenue Code. Section 409A dictates the manner by which deferred compensation opportunities are offered to our employees and requires, among other things, that “nonqualified deferred compensation” be structured in a manner that limits employees’ abilities to accelerate or further defer certain kinds of deferred compensation. We operate our existing deferred compensation arrangements in accordance with Section 409A.

We also take into account Sections 280G and 4999 of the Internal Revenue Code when structuring compensation. These two sections relate to the imposition of excise taxes on executives who receive, and the loss of deductibility for employers who pay, “excess parachute payments” made in connection with a change in control. We often structure our compensation opportunities in a manner that reduces the impact of Sections 280G and 4999.

Actions Taken in 2011

2011 Bonuses

To provide continued incentives in 2011, the Compensation Committee awarded a discretionary bonus on February 22, 2011 to Messrs. McGeehan, Myers, Scott and Santora. Mr. McGeehan received a cash bonus of $133,000 and a restricted stock award of 3,276 shares. Mr. Myers received a restricted stock award of 4,890 shares. Mr. Scott received a restricted stock award of 4,890 shares. Mr. Santora received a restricted stock award of 3,423 shares. All restricted stock awards were made from our Share Incentive Plan and vest on February 22, 2012. The stock awarded to Mr. Myers was forfeited on March 23, 2011.

Retention Agreements

On March 15, 2011, retention agreements were entered into between Messrs. McGeehan, Scott, Myers, and Santora and each of their respective employers. The retention agreements provide for the payment of a bonus equal to 1.5 times each executive’s base salary (0.5 times in the case of Mr. Santora), to be paid 12 months following the occurrence of a “Qualifying Transaction,” assuming that the executive remains continuously employed by his employer through such period.

If the executive’s employment with his employer terminates before the end of such 12-month period for any reason, including, without limitation, the death or disability of the executive, other than solely resulting from (i) the executive’s resignation with “good reason” or (ii) the termination of the executive’s employment without “cause” (as such terms are defined in the agreements), the executive will not earn and will not be entitled to receive his bonus (or any portion thereof), and the employer will have no further obligations under the retention agreement.

If the executive voluntarily terminates employment with good reason or his employment is terminated without cause during such 12-month period, he will receive the bonus (reduced, except in the case of Mr. Santora, by any cash severance payments made under the executive’s employment agreement with respect to each executive who is party to an employment agreement with his employer) at the end of such 12-month period. Following payment of his retention bonus, each executive, with the exception of Mr. Santora, will no longer be eligible for cash severance payments under his employment agreement upon any subsequent termination of employment. The variations in Mr. Santora’s retention agreement are intended to comply with applicable requirements under Bermuda law. “Qualifying Transaction” is defined in the retention agreements to mean: (i) a merger, consolidation or other business combination pursuant to which the business, assets or divisions of the executive’s employer or any parent of the employer is combined with an unaffiliated third party; (ii) the sale or other disposition of 50% or more of the stock of the employer or any parent of the employer; or (iii) certain transfers of all or substantially all of the assets of the employer or any parent of the employer, provided, however, that the Compensation Committee has sole discretion with respect to the determination as to whether a Qualifying Transaction has occurred. If no Qualifying Transaction is consummated within two years of the effective date of the retention agreements (or entered into during that two-year period and then later consummated), the agreements will terminate. In addition, any or all of the retention agreements may be terminated prior to the occurrence of a Qualifying Transaction by the Compensation Committee upon the recommendation of the Chief Executive Officer of Global Indemnity.

Restricted Share Agreement

On March 15, 2011, Global Indemnity entered into a restricted share agreement with Mr. Frakes that provides for the grant of 31,250 restricted shares of Global Indemnity, which shares will vest 12 months following the occurrence of a “Qualifying Transaction,” assuming that Mr. Frakes remains continuously employed by his employer through such period.

If Mr. Frakes’ employment with his employer terminates before the end of such 12-month period for any reason, including, without limitation, his death or disability, other than solely resulting from (i) his resignation with “good reason” or (ii) the termination of his employment without “cause” (as such terms are defined in the agreement), the restricted shares will be forfeited and Global Indemnity will have no further obligations under the agreement. If Mr. Frakes voluntarily terminates employment with good reason or his employment is terminated without cause during such 12-month period, the restricted shares will immediately vest. “Qualifying Transaction” is defined in the same manner as in the retention agreements described above. If no Qualifying Transaction is consummated within two years of the effective date of the agreement (or entered into during that two-year period and then later consummated), the restricted shares will be forfeited to Global Indemnity. The restricted share agreement provides that any provision in an agreement to which Mr. Frakes is a party that would otherwise cause the acceleration of vesting of his restricted shares on a change of control will not apply to the restricted shares being granted pursuant to his agreement.

Employment Agreement Amendment

On March 15, 2011, an amendment to the employment agreement with Mr. Frakes was entered into effective as of July 2, 2010, in order to transfer his employment from United America Indemnity, Ltd. to Global Indemnity (Cayman) Ltd. The amendment provides for the coordination of his services to Global Indemnity (Cayman) Ltd. and to Global Indemnity, and in that regard provides that: (i) his duties to Global Indemnity (Cayman) Ltd. will be modified to the extent necessary for his duties to Global Indemnity to be carried out; (ii) termination of employment with Global Indemnity (Cayman) Ltd. will constitute termination of employment with Global Indemnity, and vice versa; (iii) of Mr. Frakes’ $600,000 base salary (which is consistent with his current salary), $413,000 will be paid for his services to Global Indemnity (Cayman) Ltd. and the remainder for his services to Global Indemnity; (iv) upon termination of employment by Global Indemnity (Cayman) Ltd. without “cause” or by Mr. Frakes for “good reason” (as defined in the agreement, as amended), he will receive his monthly salary (based on a $413,000 annual salary) for 18 months; (v) Global Indemnity (Cayman) Ltd. will provide Mr. Frakes with a bonus opportunity of $1,500,000, which is consistent with his current employment agreement; (vi) Mr. Frakes will receive a payment to compensate him for any additional taxes imposed on him in excess of the taxes he would have paid had he been subject to taxation solely in the United States, as well as reimbursement for his tax return preparation expenses; (vii) bonuses will be provided in a manner which preserves their deductibility pursuant to Section 162(m) of the Code; (viii) amounts payable on termination of employment will be provided in a manner which complies with Section 409A of the Code, thus avoiding the acceleration of taxes and the imposition of additional taxes under that section of the Code; and (ix) references to affiliates in the current employment agreement (e.g., as to the entities with respect to which he is Chief Executive Officer) will not include any affiliates not treated as a United States person for federal income tax purposes. Other than with respect to the additional payments to make Mr. Frakes whole for foreign taxes and tax preparation expenses, as described in clause (vi) above, nothing in the amendment is intended to confer additional rights or benefits beyond those provided in the employment agreement prior to the amendment.

Conclusion

Based on our review and analysis, we believe that each element of compensation and the total compensation provided to each of our named executive officers is reasonable and appropriate. The value of the compensation payable to our executives is heavily dependent on our performance and the investment return realized by our shareholders. Furthermore, we believe our executives’ total compensation opportunities are competitive with those that our competitors offer to their executives. We believe these compensation opportunities allow us to attract and retain talented executives who have helped and who will continue to help us grow as we look to the years ahead.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The Compensation Committee

Michael J. Marchio, Chairperson
Saul A. Fox
James W. Crystal
Mary R. Hennessy

SUMMARY COMPENSATION TABLE

The following table shows information concerning the compensation to our named executive officers for the 2008, 2009, and 2010 fiscal years paid to our named executive officers.

									Change in
									Pension
									Value and
									Nonqualified
								Non-Equity	Deferred
Name and						Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year		Salary	Bonus		Awards(1)	Awards(2)	Compensation(3)	Earnings	Compensation		Total

Larry A. Frakes,	2010		$600,000	—		$302,273	$—	$—	—	$23,528	(4)	$925,801
President and Chief	2009		623,077	—		—	481,379	1,225,000	—	24,311		2,353,767
Executive Officer, Global Indemnity	2008		600,000	—		321,927	1,430,120	—	—	774		2,352,821
Thomas M. McGeehan,	2010		300,000	—		14,514	—	—	—	15,114	(5)	329,628
Senior Vice President and	2009	(6)	251,840	75,000		126,400	—	—	—	14,589		467,829
Chief Financial Officer, Global Indemnity	2008		230,699	150,000	(7)	58,565	—	—	—	12,110		451,374
J. Scott Reynolds	2010	(8)	175,000	—		—	—	—	—	185,037	(9)	360,037
Former President	2009		363,462	—		225,004	—	—	—	14,991		603,457
United National Group	2008		141,346	251,920		1,399,000	—	—	—	3,658		1,795,924
David J. Myers,	2010		300,000	—		57,579	—	—	—	11,225	(10)	368,805
Former President,	2009		304,808	—		—	—	133,333	—	10,704		448,845
Diamond State Group	2008		275,000	—		—	—	—	—	10,323		285,323
Troy W. Santora,	2010		250,000	—		2,558	—	—	—	140,322	(12)	392,880
President, Wind River	2009	(11)	213,692	—		—	—	113,953	—	102,398		430,043
	2008		133,269	—		15,418	—	—	—	8,154		156,841
Matthew B. Scott	2010	(13)	275,385	—		43,174	—	—	—	15,130	(14)	333,689
President, United National	2009	(15)	238,461	115,000		45,300	—	—	—	14,738		413,499
Group & President, Penn-America Group	2008		191,750	—		6,813	—	—	—	11,785		210,348

(1)	The amounts listed represent the aggregate grant date fair value of restricted stock granted in 2010 and prior fiscal years for the named executive officers in accordance with FASB ASC Topic 718. See Note 15 of our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010 regarding assumptions underlying the valuation of equity awards.

(2)	The amounts listed represent the aggregate grant date fair value of stock options granted in 2010 and prior fiscal years for the named executive officers in accordance with FASB ASC Topic 718. See Note 15 of our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010 regarding assumptions underlying valuation of equity awards.

(3)	Non-Equity Incentive Plan Compensation is earned with respect to the year indicated, but paid to recipients in the subsequent fiscal year. For Mr. Frakes, the 2009 amount includes $612,500 of a deferred restricted cash bonus that is contingent upon the future development of 2009 results in addition to continued employment criteria.

(4)	For 2010, amount includes $774 in life insurance premium and $22,754 as part of the tax gross up for restricted stock. For 2009, amount includes $804 in premium paid for life insurance benefits and $23,507 as part of the tax gross up for restricted stock. For 2008, amount includes life insurance premiums.

(5)	For 2010, amount includes matching contributions under our 401(k) plan in the amount of $14,700 and $414 paid in life insurance premiums. For 2009, amount includes matching contributions under our 401(k) plan in the amount of $14,143 and $446 in life insurance premiums. For 2008, amount includes matching contributions under our 401(k) plan in the amount of $11,696 and $414 in life insurance premiums.

(6)	Mr. McGeehan was promoted to Senior Vice President and Chief Financial Officer effective December 8, 2009. Prior to that time, he was our Interim Chief Financial Officer.

(7)	Bonus granted in recognition of 2008 performance, but not paid until 2010.

(8)	Mr. Reynolds resigned as President of United National Group on July 1, 2010.

(9)	For 2010, amount includes matching contributions under our 401(k) plan in the amount of $11,227, $156 in life insurance premiums, $12,115 of vacation time pay out, and $161,539 of severance pay. For 2009, amount includes a matching contribution under our 401(k) plan in the amount of $14,700 and $291 in life insurance premiums. For 2008, amount includes matching contributions under our 401(k) plan in the amount of $3,589 and $69 in life insurance premiums.

(10)	For 2010, amount includes matching contributions under our 401(k) plan in the amount of $10,038 and $1,187 in life insurance premiums. For 2009, amount includes matching contributions under our 401(k) plan in the amount of $9,900 and $804 in life insurance premiums. For 2008, amount includes matching contributions under our 401(k) plan in the amount of $9,519 and $804 in life insurance premiums.

(11)	Mr. Santora has been the President of Wind River since August 2009 and was the Senior Vice President of Wind River from March 2009 to August 2009.

(12)	For 2010, amount includes the following payments and contributions: $102,468 for housing allowance, $18,756 of employee’s portion of Bermuda employment tax, $2,797 of employee’s portion of health and related expenses, $1,601 payment of employee’s portion of Bermuda social insurance contributions, and matching contributions under our 401(k) plan in the amount of $14,700. For 2009, amount includes the following payments and contributions: $74,249 for housing allowance, $13,328 of employee’s portion of Bermuda employment tax, $649 of employee’s portion of health and related expenses, $1,313 payment of employee’s portion of Bermuda social insurance contributions, matching contributions under our 401(k) plan in the amount of $12,822 and $37 in life insurance premiums. For 2008, amount includes matching contributions under our 401(k) plan in the amount of $7,996 and $158 in life insurance premiums.

(13)	Mr. Scott was named President of United National Group on July 1, 2010.

(14)	For 2010, amount includes matching contributions under our 401(k) plan in the amount of $14,700 and $430 in life insurance premiums. For 2009, amount includes matching contributions under our 401(k) plan in the amount of $14,308 and $430 in life insurance premiums. For 2008, amount includes matching contributions under our 410(k) plan in the amount of $11,505 and $280 in life insurance premiums.

(15)	Mr. Scott was named President of Penn-America Group on June 8, 2009. From April 2008 until June 2009, Mr. Scott was the Senior Vice President — Casualty Brokerage for Diamond State Group. Prior to that, Mr. Scott was the Vice President of Business Development.

GRANTS OF PLAN-BASED AWARDS IN 2010

The following table shows information concerning grants of plan-based awards made by us in 2010 to our named executive officers. The equity awards reflected in the table were granted under our Share Incentive Plan.

									All Other
								All Other	Option		Grant
								Stock Awards:	Awards:	Exercise	Date Fair
		Estimated Future Payouts			Estimated Future Payouts			Number	Number	or Base	Value of
		Under Non-Equity			Under Equity			of Shares of	of Securities	Price of	Stock and
	Grant	Incentive Plan Awards(8)			Incentive Plan Awards			Stock	Underlying	Option	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards(7)

Larry A. Frakes	2/9/10	—	$1,500,000	—	—	—	—	22,096 (1)	—	$13.68	$302,273
Thomas M. McGeehan	2/9/10	$120,000	—	$180,000	—	—	—	1,061 (2)	—	13.68	14,514
J. Scott Reynolds(3)	—	—	450,000	—	—	—	—	—	—	—	—
David J. Myers	2/9/10	—	400,000	—	—	—	—	4,209 (4)	—	13.68	57,579
Troy W. Santora	2/9/10	—	300,000	—	—	—	—	187 (5)	—	13.68	2,558
Matthew B. Scott	2/9/10	—	400,000	—	—	—	—	3,156 (6)	—	13.68	43,174

(1)	Represents a restricted stock awarded to Mr. Frakes on February 9, 2010. The award vested 25% on February 9, 2011 and vests 25% on February 9, 2012, 25% on February 9, 2013, and 25% on February 9, 2014.

(2)	Represents a restricted stock award granted to Mr. McGeehan as part of the 2006 accident year look back. The award was granted at the closing price of $13.68 on February 9, 2010 and vested immediately. The award had been determined in 2007 based on our 2006 performance. However, the final approval of the grant in 2010 by the Board of Directors was contingent upon the subsequent development of the 2006 accident year, measured as of the end of 2009.

(3)	When Mr. Reynolds resigned as President of United National Group on July 1, 2010, he ceased to be eligible for annual bonus incentives.

(4)	Represents a restricted stock award granted to Mr. Myers on February 9, 2010. The award vested 33% on February 9, 2011. As Mr. Myers is no longer President of Diamond State Group, he forfeited the remainder of this award.

(5)	Represents a restricted stock award granted to Mr. Santora as part of the 2006 accident year look back award. The award was granted at the closing price of $13.68 on February 9, 2010 and vested immediately. The award had been determined in 2007 based on the Company’s 2006 performance. However, the final approval of the grant in 2010 by the Board of Directors was contingent upon the subsequent development of the 2006 accident year, measured as of the end of 2009.

(6)	Represents a restricted stock award granted to Mr. Scott on February 9, 2010. The award vested 25% on February 9, 2011, and vests 25% on February 9, 2012, 25% on February 9, 2013, and 25% on February 9, 2014.

(7)	Grant date fair value calculated pursuant to FASB ASC Topic 718.

(8)	No named executive officer qualified for a bonus in 2010. For information on our named executive officers’ bonus opportunities see the discussion under the “Annual Bonus Incentives” above.

EMPLOYMENT AGREEMENTS

Larry A. Frakes

Mr. Frakes has an employment agreement, which was amended and restated effective as of February 5, 2008 and again on August 14, 2009. Mr. Frakes’ employment agreement was amended on March 15, 2011 (such amendment to be effective as of July 2, 2010). For details of the amendment, see the subsection titled “Employment Agreement Amendment” under the section in the Compensation Discussion and Analysis titled “Actions Taken in 2011.”

The initial term of the employment agreement is from May 10, 2007 through December 31, 2011, subject to an automatic renewal on a year to year basis in the absence of notice by either party to terminate the agreement. Under the agreement, Mr. Frakes is to receive an annual base salary of $600,000. Mr. Frakes was eligible to receive an annual bonus for the 2008 calendar year equal to $1,500,000 with one-third payable in restricted stock vesting over four years and two-thirds payable in cash. In respect of each full calendar year during the term, commencing with 2008, we will provide Mr. Frakes with an annual bonus opportunity based upon the achievement of certain consolidated net income targets as approved by the Compensation and Section 162(m) Committees. Such awards, if achieved, are to be paid in both cash and restricted stock. For information on Mr. Frakes’ bonus opportunities see the discussion related to Mr. Frakes under “Annual Bonus Incentives” in the Compensation Discussion and Analysis above.

Under the agreement, Mr. Frakes purchased 50,000 of our Class A common shares, at an aggregate purchase price of over $1,000,000. These shares are not transferable except in limited instances. Mr. Frakes also received 394,946 options to acquire our Class A common shares, with an exercise price equal to $25.32. These options were canceled and 498,838 options to acquire our Class A common shares, with an exercise price equal to $20.05 were granted effective February 5, 2008. 50% of such options were time vesting options and vested at the rate of 25% per year over four years. The remaining 50% were performance vesting options and vested at the rate of up to 25% per year over four years, subject to achievement of certain performance targets by Mr. Frakes. The exercise price and vesting schedule of these options was modified effective August 14, 2009 so that Mr. Frakes then had 498,838 options to acquire our Class A common shares with an exercise price of $11.90. 50% of such options are time vesting options and shall vest at the rate of 25% on each of September 14, 2009, December 31, 2010, December 31, 2011 and December 31, 2012. The remaining 50% continue to be performance vesting options and shall provisionally vest at a rate of 25% on each of September 14, 2009, December 31, 2010, December 31, 2011 and December 31, 2012. All provisionally vested performance vesting options shall conclusively vest as of the 120th day following a two-year consecutive period of either calendar 2010 and 2011 or 2011 and 2012, if our annual return on equity and annual increase in gross written premiums exceeded the results achieved by more than 50% of a group of our publicly-traded peers. The intent of the cancellation of the prior options and the grant of new options in February 2008 was to align the strike price of the options with the average price of the shares purchased by Mr. Frakes. The purpose of the August 14, 2009 amendment to his employment agreement was to continue to incentivize Mr. Frakes. In exchange for modifying the strike price of his options, the vesting period was extended as described above. Option vesting is subject to certain continued employment requirements. After the July 2, 2010 one-for-two reverse stock split, Mr. Frakes’ purchased shares and granted options were adjusted accordingly to reflect a purchase of 25,000 of our Class A ordinary shares and a grant of 249,418 options to acquire our Class A ordinary shares, with an exercise price of $23.80.

For a discussion of the consequences of termination or change in control under Mr. Frakes’ employment agreement please see the disclosure related to Mr. Frakes under “Potential Payments Upon Termination or Change in Control” below.

Thomas M. McGeehan

Mr. McGeehan has an executive employment agreement with United America Indemnity, Ltd., Global Indemnity’s direct subsidiary. The initial employment term is from December 8, 2009 through December 31, 2012, with additional one-year renewal terms unless either party gives 120 days’ prior written notice of non-renewal to the other.

The employment agreement provides that Mr. McGeehan is entitled to an annual base salary of not less than $300,000, which is subject to review each year the agreement is in effect, commencing with calendar year 2010, and an award of 16,000 restricted Class A Common shares, vesting in one-fourth equal installments on each anniversary of the date of grant. After the July 2, 2010 one- for- two reverse stock split, Mr. McGeehan’s awarded shares were adjusted accordingly to reflect an award of 8,000 of our Class A ordinary shares. For information on Mr. McGeehan’s bonus opportunities see the discussion related to Mr. McGeehan under “Annual Bonus Incentives” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under Mr. McGeehan’s employment agreement please see the disclosure related to Mr. McGeehan under “Potential Payments Upon Termination or Change in Control” below.

J. Scott Reynolds

Mr. Reynolds resigned effective July 1, 2010. Mr. Reynolds had an executive employment agreement with United National Insurance Company (“UNIC”). The initial term of the agreement was from July 28, 2008 through December 31, 2011, with additional one-year renewal terms unless either party gave 120 days’ prior written notice of non-renewal to the other.

The employment agreement provided that Mr. Reynolds was entitled to an annual direct salary of not less than $350,000, which was subject to review on an annual basis. Commencing with the 2008 accident year, Mr. Reynolds was also eligible for an annual bonus, conditioned on the achievement of performance criteria. For information on Mr. Reynolds’ bonus opportunities see the discussion related to Mr. Reynolds under “Annual Bonus Incentives” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under Mr. Reynolds’ employment agreement please see the disclosure related to Mr. Reynolds under “Potential Payments Upon Termination or Change in Control” below.

David J. Myers

Effective March 23, 2011, Mr. Myers is no longer employed by us. Mr. Myers had an executive employment agreement with Diamond State Insurance Company (“DSIC”). The initial term of the agreement was from November 26, 2007 through December 31, 2010, with additional one-year renewal terms unless either party gave 120 days’ prior written notice of non-renewal to the other. Mr. Myers’ employment agreement was not renewed and Mr. Myers served as an at will employee until March 23, 2011.

The employment agreement provided that Mr. Myers was entitled to an annual direct salary of not less than $275,000 and an award of 12,000 restricted Class A common shares, vesting in one-third equal installments on each anniversary of the date of the grant. After the July 2, 2010 one-for-two reverse stock split, Mr. Myers’ awarded shares were adjusted accordingly to reflect an award of 6,000 of our Class A ordinary shares. Commencing with the 2008 accident year, Mr. Myers was also eligible for an annual bonus opportunity of $400,000, conditioned on the achievement of accident year and/or other performance criteria. For information on Mr. Myers’ bonus opportunities see the discussion related to Mr. Myers under “Annual Bonus Incentives” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under Mr. Myers’ employment agreement please see the disclosure related to Mr. Myers under “Potential Payments Upon Termination or Change in Control” below.

Troy W. Santora

Mr. Santora has an executive employment agreement with Wind River. The initial term of the agreement is from November 15, 2009 through June 9, 2012, with additional one-year renewal terms unless either party gives 120 days’ prior written notice of non-renewal to the other, subject to a successful application for the renewal of Mr. Santora’s work permit and/or ability of Mr. Santora to be granted a work permit in Bermuda. If Wind River and Mr. Santora do not reach agreement on a new, written agreement at the expiration of the initial term, and subject to the existence of a current work permit permitting Mr. Santora to continue to be employed with Wind River, Mr. Santora shall continue his employment with Wind River on the same terms of his agreement.

The employment agreement provides that Mr. Santora is entitled to an annual direct salary of not less than $250,000. With respect to the annual bonus for 2009, Mr. Santora was also eligible for a bonus opportunity recommended by our Chief Executive Officer and as approved by our Board of Directors. Commencing with the 2010 accident year, Mr. Santora is also eligible for an annual bonus opportunity of $300,000, conditioned on the achievement of accident year and/or other performance criteria. For information on Mr. Santora’s bonus opportunities see the discussion related to Mr. Santora under “Annual Bonus Incentives” in the Compensation Discussion and Analysis above. In addition, Mr. Santora is entitled to receive an allowance for housing, travel and other employment related expenses.

For a discussion of the consequences of termination or change in control under Mr. Santora’s employment agreement please see the disclosure related to Mr. Santora under “Potential Payments Upon Termination or Change in Control” below.

Matthew B. Scott

Mr. Scott has an executive employment agreement with Penn-America Insurance Company (“PAIC”). The initial term of the agreement is from June 8, 2009 through December 31, 2012, with additional one-year renewal terms unless either party gives 120 days’ prior written notice of non-renewal to the other.

The employment agreement provides that Mr. Scott is entitled to an annual direct salary of not less than $250,000 and an award of 10,000 restricted Class A common shares, vesting in one-fourth equal installments on each anniversary of the date of employment. After the July 2, 2010 one-for-two reverse stock split, Mr. Scott’s awarded shares were adjusted accordingly to reflect an award of 5,000 of our Class A ordinary shares. As respects 2009, Mr. Scott was eligible for a pro rata bonus opportunity based on the positions held as follows: (a) pro-rata award for the six months he served as Senior Vice President of Diamond State Group for which he was eligible for an award under the annual incentive awards program adopted by the Company; and (b) pro-rata award for the six months he served as President of Penn-America Group for which he was eligible to receive a bonus opportunity of $200,000, conditioned on the achievement of PAIC of milestones and operational goals for the remainder of 2009. If a bonus was earned, two-third was payable in cash and one-third was payable in restricted stock. Commencing with 2010, Mr. Scott is eligible for an annual bonus opportunity of $400,000, conditioned on the achievement of accident year and/or other performance criteria. For information on Mr. Scott’s bonus opportunities see the discussion related to Mr. Scott under “Annual Bonus Incentives” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under Mr. Scott’s employment agreement please see the disclosure related to Mr. Scott under “Potential Payments Upon Termination or Change in Control” below.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

The following table shows information concerning outstanding equity awards held by our named executive officers as of December 31, 2010.

	Option Awards					Stock Awards
										Equity
										Incentive
									Equity	Plan
			Equity						Incentive	Awards:
			Incentive						Plan	Market
			Plan						Awards:	or Payout
			Awards:					Market	Number of	Value of
	Number of	Number of	Number of			Number of		Value of	Unearned	Unearned
	Securities	Securities	Securities			Shares or		Shares or	Shares,	Shares,
	Underlying	Underlying	Underlying			Units of		Units of	Units or	Units or
	Unexercised	Unexercised	Unexercised	Option		Stock		Stock	Other Rights	Other Rights
	Options	Options	Unearned	Exercise	Option	That Have		That Have	That Have	That Have
	(#)	(#)	Options	Price	Expiration	Not Vested		Not Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)(14)	(#)	($)

Larry A. Frakes	62,354	62,355 (1)	—	$23.80	9/14/19	—		$—	—	$—
	—	—	124,709 (2)	$23.80	9/14/19	—		—	—	—
	—	—	—	—	—	4,040	(3)	82,618	—	—
	—	—	—	—	—	22,096	(4)	451,863	—	—
Thomas M. McGeehan	3,600	—	—	$34.00	12/16/13	—		—	—	—
	5,400	—	—	$34.00	12/16/13	—		—	—	—
	—	—	—	—	—	485	(5)	9,918	—	—
	—	—	—	—	—	6,000	(6)	122,700	—	—
J. Scott Reynolds(7)	—	—	—	—	—	—		—	—	—
	—	—	—	—	—	—		—	—	—
David J. Myers	—	—	—	—	—	4,209	(8)	86,074	—	—
Troy W. Santora	—	—	—	—	—	250	(9)	5,122	—	—
	—	—	—	—	—	128	(10)	2,618	—	—
Matthew B. Scott	—	—	—	—	—	3,750	(11)	76,687	—	—
	—	—	—	—	—	3,156	(12)	64,540	—	—
	—	—	—	—	—	56	(13)	1,145	—	—

(1)	Mr. Frakes has 31,178 options that will vest on December 31, 2011 and 31,177 options that will vest on December 31, 2012.

(2)	Mr. Frakes’ performance vesting options have not vested conclusively. For details regarding Mr. Frakes’ performance vesting options, see the description of his employment agreement under “Employment Agreements.”

(3)	Mr. Frakes has 2,020 shares that vested on February 27, 2011 and 2,020 shares that will vest on February 27, 2012.

(4)	Mr. Frakes has 5,524 shares that vested on February 9, 2011, 5,524 shares that will vest on February 9, 2012, 5,524 shares that will vest on February 9, 2013 and 5,524 shares that will vest on February 9, 2014.

(5)	Mr. McGeehan has 485 shares that vested on January 1, 2011.

(6)	Mr. McGeehan has 2,000 shares that will vest on December 8, 2011, 2,000 shares that will vest on December 8, 2012 and 2,000 shares that will vest on December 8, 2013.

(7)	Mr. Reynolds resigned on July 1, 2010, and, as a result, his unvested restricted shares were forfeited.

(8)	Mr. Myers has 1,431 shares that vested on February 9, 2011. As Mr. Myers is no longer employed by us, he forfeited the remainder this award.

(9)	Mr. Santora has 250 shares that vested on February 16, 2011.

(10)	Mr. Santora has 128 shares that vested on January 1, 2011.

(11)	Mr. Scott has 1,250 shares that will vest on June 8, 2011, 1,250 shares that will vest on June 8, 2012 and 1,250 shares that will vest on June 8, 2013.

(12)	Mr. Scott has 789 shares that vested on February 9, 2011, 789 shares that will vest on February 9, 2012, 789 shares that will vest on February 9, 2013, and 789 shares that will vest on February 9, 2014.

(13)	Mr. Scott has 56 shares that vested on January 1, 2011.

(14)	Value based on December 31, 2010 closing share price of $20.45.

OPTION EXERCISES AND STOCK VESTED IN 2010

The following table shows the stock vested in 2010 for our named executive officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting ($)

Larry A. Frakes(1)	—	—	2,020	33,290
Thomas M. McGeehan(2)	—	—	4,024	69,717
J. Scott Reynolds(3)	—	—	3,463	55,962
David J. Myers(4)	—	—	2,000	38,580
Troy W. Santora(5)	—	—	649	9,759
Matthew B. Scott(6)	—	—	1,306	19,655

(1)	Pertains to February 27, 2010 vesting.

(2)	Pertains to January 1, 2010 vesting of 963 shares, February 9, 2010 grant of 1,061 shares that vested immediately, as well as the December 8, 2010 vesting of 2,000 shares. The February 9, 2010 grant pertains to the 2006 accident year look back award and was adjusted based on the July 2, 2010 one-for-two reverse stock split.

(3)	Pertains to January 1, 2010 vesting.

(4)	Pertains to November 26, 2010 vesting.

(5)	Pertains to January 1, 2010 vesting of 212 shares, February 9, 2010 grant of 187 shares that vested immediately, as well as 250 shares that vested on February 16, 2010. The February 9, 2010 grant pertains to the 2006 accident year look back award and was adjusted based on the July 2, 2010 one-for-two reverse stock split.

(6)	Pertains to the January 1, 2010 vesting of 56 shares as well as June 8, 2010 vesting of 1,250 shares.

PENSION BENEFITS IN 2010

None of our named executive officers participate in or have account balances in any defined benefit plans sponsored by us.

NONQUALIFIED DEFERRED COMPENSATION IN 2010

None of our named executive officers participate in any nonqualified deferred compensation plans maintained by us.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following is a summary of the agreements and plans that provide for payment to our current named executive officers at, following, or in connection with any termination, including resignation, severance, retirement or constructive termination, or with a change in control or a change in the named executive officer’s responsibilities as of December 31, 2010, with the exception of Mr. Frakes, whose latest amendment to his employment agreement was made effective as of July 2, 2010, the following discussion does not contemplate any of the benefits under “Actions Taken in 2011.” Also included is a summary of termination benefits payable to Mr. Reynolds, who resigned on July 1, 2010. The amounts reflected below do not include life insurance payouts that would have been made to our named executive officers upon death on December 31, 2010. These payments would have been equal to one and one-half times the base salary of each named executive officer with a cap of $200,000. Mr. Scott has an additional voluntary life insurance policy that provides $250,000 in coverage.

Larry A. Frakes

Under his employment agreement with us, Mr. Frakes’ employment may be terminated at any time by our Board of Directors or by Mr. Frakes upon three months written notice with or without cause, upon his death or disability. For 18 months following Mr. Frakes’ termination for any reason, Mr. Frakes shall be subject to certain non-compete, non-solicit and confidentiality obligations.

•	Termination by Us for Cause, Termination upon Death or Disability. If we terminate Mr. Frakes’ employment for cause, death or disability, Mr. Frakes is entitled to receive all accrued, but unpaid, base salary, and any vesting of restricted shares and/or options shall cease. For details regarding Mr. Frakes’ salary, restricted shares, and options, see the description of Mr. Frakes’ employment agreement under “Employment Agreements.”

Under Mr. Frakes’ employment agreement, “cause” means (1) the engaging by Mr. Frakes in malfeasance, fraud, dishonesty or gross misconduct adverse to our interests, (2) the material violation by Mr. Frakes of certain provisions of his employment agreement or share/option agreements after notice from us and a failure to cure such violation within 10 days of the notice (to the extent the Board of Directors reasonably determines such violation is curable and subject to notice), (3) a breach by Mr. Frakes of any representation or warranty in his employment agreement or share/option agreements, (4) the determination by our Board of Directors that Mr. Frakes has exhibited incompetence or gross negligence in the performance of his duties, (5) receipt of a final written directive or order of any governmental body or entity having jurisdiction over us requiring termination or removal of Mr. Frakes, (6) Mr. Frakes being charged with a felony or other crime involving moral turpitude, or (7) Mr. Frakes substantially failing to perform his duties after notice from us and failure to cure such non-performance within 10 days of our notice (to the extent our Board of Directors reasonably determines such failure to perform is curable and subject to notice) or violating any of our material policies, including our corporate governance and ethics guidelines, conflicts of interest policies and code of conduct applicable to all of our employees and senior executives.

Under Mr. Frakes’ employment agreement, “disability” occurs when a licensed physician selected by us determines that Mr. Frakes is disabled and he is unable to perform or complete his duties for a period of 180 consecutive days or 180 days within any 12-month period.

•	Termination by Us Without Cause or Termination by the Executive for Good Reason. If Mr. Frakes’ employment is terminated by us without cause or by Mr. Frakes with good reason, Mr. Frakes is entitled to receive severance payments equal to his monthly base salary (based on a $413,000 annual salary) multiplied by months served (capped at 18 months) less any amounts paid during the relevant notice period and any taxes and withholdings, continued benefits for 18 months, and continued vesting in awarded restricted shares and provisionally vested performance vesting options. For details regarding Mr. Frakes’ salary, restricted shares, and options, see the description of Mr. Frakes’ employment agreement under “Employment Agreements.”

Under Mr. Frakes’ employment agreement, “good reason” means a willful and substantial reduction in his material responsibilities and reporting as provided for in the employment agreement which remains uncured for 30 days after written notice thereof is provided by Mr. Frakes to us setting forth in reasonable detail the alleged breach. Mr. Frakes must provide such written notice within 10 days of the event allegedly giving rise to good reason or such alleged event shall not provide a basis for such notice. A modification as to whom Mr. Frakes shall report resulting from a change in control does not constitute good reason.

•	Voluntary Termination. If Mr. Frakes voluntarily terminates his employment without good reason, we will pay him accrued and unpaid base salary through the termination date (less applicable withholding taxes). For details regarding Mr. Frakes’ salary, see the description of Mr. Frakes’ employment agreement under “Employment Agreements.”

•	Change in Control. All of Mr. Frakes’ unvested restricted shares and unvested options, if any, become vested upon a change in control of Global Indemnity. For details regarding Mr. Frakes’ unvested options and restricted shares, if any, see the description related to Mr. Frakes’ in the “Outstanding Equity Awards at December 31, 2010” table. Any retained cash bonus vests if it is determined that the price our shares grew at or in excess of a 15% compounded annual rate over the period of August 15, 2007 through the date of the change in control. As of December 31, 2010, the target growth in our share price had not been achieved and therefore any retained cash bonus would not have vested.

On March 15, 2011 Mr. Frakes’ entered into a restricted share agreement and his employment agreement was amended. The restricted share agreement may impact the potential payments to him upon a termination or a change in control after March 15, 2011 that are not described above. For details of the restricted share agreement see the subsection titled “Restricted Share Agreement” under the section above titled “Actions Taken in 2011” in the Compensation Discussion and Analysis above.

Assuming Mr. Frakes’ employment was terminated under each of these circumstances on December 31, 2010, and without taking into account any value assigned to Mr. Frakes’ covenant not to compete, such payments and benefits would have had an estimated value of:

		Value of Accelerated
		Vesting of Equity
		Awards ($)			Medical and
			Restricted	Tax Gross	Dental
	Severance($)	Options($)	Stock($)	Up ($)	Benefits ($)	Total ($)

With Cause; Death; Disability; Voluntary Termination(1)	—	—	—	—	—	—
Without Cause or For Good Reason	619,500	—	—	—	1,044 (2)	620,544
Change in Control(3)(4)	—	—	534,481	365,319	—	899,800

(1)	We would have no further obligation to Mr. Frakes, except to pay him for all accrued, but unpaid, base salary through the termination date.

(2)	The current value of medical and dental benefits was used to calculate this amount.

(3)	Assumes continued employment following a change in control. If Mr. Frakes were to be terminated without cause or Mr. Frakes terminated for good reason following a change in control, Mr. Frakes would be entitled to the severance set forth above in “Without Cause or For Good Reason” and the amount noted under “Restricted Stock” in “Change in Control.”

(4)	Although unvested options vest immediately upon a change in control, as of December 31, 2010, the options were “out of the money.” Therefore, no amount would be recognized. The restricted stock amount represents all unvested shares of restricted stock multiplied by the closing price of $20.45 on December 31, 2010.

Thomas M. McGeehan

Under Mr. McGeehan’s employment agreement with us, Mr. McGeehan’s employment may be terminated at any time by us with or without cause, or upon his death or disability or by Mr. McGeehan upon 90 days written notice. For 12 months following Mr. McGeehan’s termination for any reason, Mr. McGeehan shall be subject to certain non-compete, non-solicit and confidentiality obligations.

•	Termination by Us for Cause, Death or Disability. If Mr. McGeehan’s employment is terminated because of death, disability, Mr. McGeehan’s resignation (other than as a result of our failure to offer a reasonable relocation package due to our relocation) or for cause, Mr. McGeehan would receive all accrued, but unpaid, base salary, and any vesting of restricted shares and/or options shall cease.

Under Mr. McGeehan’s employment agreement, “cause” means (1) Mr. McGeehan substantially failing to perform his material duties after notice from us and failure to cure such violation within 10 days of the notice (to the extent the Board of Directors reasonably determines such failure to perform is curable and subject to notice) or violating any of our material policies, including our corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all of our employees and senior executives, (2) the engaging by Mr. McGeehan in any malfeasance, fraud, dishonesty or gross misconduct adverse to our interests, (3) the material violation by Mr. McGeehan of certain provisions of his employment agreement or share/option agreements after notice from us and a failure to cure such violation within 10 days of the notice, (4) a breach by Mr. McGeehan of any representation or warranty in his employment agreement or share/option agreements, (5) the determination by the Board of Directors that Mr. McGeehan has exhibited incompetence or gross negligence in the performance of his duties, (6) receipt of a final written directive or order of any governmental body or entity having jurisdiction over us requiring termination or removal of Mr. McGeehan, or (7) Mr. McGeehan being charged with a felony or other crime involving moral turpitude.

Under his employment agreement, “disabled” means that Mr. McGeehan is disabled as certified by a licensed physician selected by us and is unable to perform or complete his duties for a period of 180 consecutive days or 180 days within any 12-month period.

•	Termination by Us Without Cause or Termination by the Executive as a Result of Certain Relocation. If we terminate Mr. McGeehan without cause or he resigns as a result of the relocation of our principal executive offices or the business relocation of Mr. McGeehan (in both cases without us offering Mr. McGeehan a reasonable relocation package), Mr. McGeehan is entitled to severance payments equal to his monthly base salary multiplied by 12 months, payable monthly, and subject to the execution of a general release, complying with his post-termination obligations under the agreement and further adjustment for the equity compensation package granted to him. During this severance period, we are also obligated to maintain any medical and dental plan in which Mr. McGeehan participates until the earlier of the end of the severance period or Mr. McGeehan becoming eligible for coverage by another employer and subject to Mr. McGeehan continuing to bear his share of coverage costs.

•	Change in Control. All of Mr. McGeehan’s unvested restricted shares and unvested options, if any, become vested upon a change in control of Global Indemnity. For details regarding Mr. McGeehan’s unvested options and restricted shares, if any, see the description related to Mr. McGeehan in the “Outstanding Equity Awards at December 31, 2010” table.

Mr. McGeehan entered into a retention agreement on March 15, 2011, which may impact the potential payments to him upon a termination or a change in control after March 15, 2011. For details of the retention agreement, see the subsection titled “Retention Agreements” under the section above titled “Actions Taken in 2011” in the Compensation Discussion and Analysis above.

Assuming Mr. McGeehan’s employment was terminated under each of these circumstances on December 31, 2010, and without taking into account any value assigned to Mr. McGeehan’s covenant not to compete, such payments and benefits would have had an estimated value of:

		Value of Accelerated
		Vesting of Equity
		Awards ($)		Medical and
			Restricted	Dental
	Severance ($)	Options ($)	Stock ($)	Benefits ($)	Total ($)

With Cause; Death; Disability; Voluntary Termination(1)	—	—	—	—	—
Without Cause or as a Result of Certain Relocation	300,000	—	—	15,972(2)	315,972
Change in Control(3)(4)	—	—	132,618	—	132,618

(1)	We would have no further obligation to Mr. McGeehan, except to pay him for all accrued, but unpaid, base salary through the termination date.

(2)	The current value of medical and dental benefits was used to calculate this amount.

(3)	Assumes continued employment following a change in control. If Mr. McGeehan were to be terminated without cause or if Mr. McGeehan terminates due to certain relocation following a change in control, Mr. McGeehan would be entitled to the severance set forth above in “Without Cause or For Good Reason” and the amount noted under “Restricted Stock” in “Change in Control.”

(4)	The restricted stock amount represents all unvested shares of restricted stock multiplied by the closing price of $20.45 on December 31, 2010.

Matthew B. Scott

Under Mr. Scott’s employment agreement with PAIC, Mr. Scott’s employment may be terminated by PAIC with or without cause, or upon his death or disability or by Mr. Scott upon 90 days written notice. For a period of 12 months following Mr. Scott’s termination for any reason, Mr. Scott shall be subject to certain non-compete, non-solicit and confidentiality obligations.

•	Termination by PAIC for Cause, Death or Disability. If Mr. Scott’s employment is terminated because of death, disability, Mr. Scott’s resignation or for cause, Mr. Scott would receive all accrued, but unpaid, base salary through the date of termination, and any vesting of restricted shares and/or options shall cease.

Under Mr. Scott’s employment agreement, “cause” means (1) Mr. Scott substantially failing to perform his duties after notice from PAIC and failure to cure such violation within 10 days of the notice (to the extent the Board of Directors reasonably determines such failure to perform is curable and subject to notice) or violating any of our material policies, including our corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all of our employees and senior executives, (2) the engaging by Mr. Scott in any malfeasance, fraud, dishonesty or gross misconduct adverse to our interests, (3) the material violation by Mr. Scott of certain provisions of his employment agreement or share/option agreements after notice from PAIC and a failure to cure such violation within 10 days of the notice, (4) a breach by Mr. Scott of any representation or warranty in his employment agreement or share/option agreements, (5) the determination by PAIC’s Board of Directors that Mr. Reynolds has exhibited incompetence or gross negligence in the performance of his duties, (6) receipt of a final written directive or order of any governmental body or entity having jurisdiction over us requiring termination or removal of Mr. Scott, or (7) Mr. Scott being charged with a felony or other crime involving moral turpitude.

Under his employment agreement, “disabled” means that Mr. Scott is disabled as certified by a licensed physician selected by us and is unable to perform or complete his duties for a period of 180 consecutive days or 180 days within any 12-month period.

•	Termination by PAIC Without Cause. If PAIC terminates Mr. Scott without cause, Mr. Scott is entitled to severance pay of 12 months, payable monthly, and subject to the execution of a general release, complying with his post-termination obligations under the agreement and further adjustment for the equity compensation package granted to him. During this severance period, we are also obligated to maintain any medical, health, and accident plan or arrangement in which Mr. Scott participates until the earlier of the end of the severance period or Mr. Scott becoming eligible for coverage by another employer and subject to Mr. Scott continuing to bear his share of coverage costs.

•	Change in Control. All of Mr. Scott’s unvested restricted shares and unvested options, if any, become vested upon a change in control of Global Indemnity. For details regarding Mr. Scott’s unvested options and restricted shares, if any, see the description related to Mr. Scott in the “Outstanding Equity Awards at December 31, 2010” table.

Mr. Scott entered into a retention agreement on March 15, 2011, which may impact the potential payments to him upon a termination or a change in control after March 15, 2011. For details of the retention agreement, see the subsection titled “Retention Agreements” under the section above titled “Actions Taken in 2011” in the Compensation Discussion and Analysis above.

Assuming Mr. Scott’s employment was terminated under each of these circumstances on December 31, 2010, and without taking into account any value assigned to Mr. Scott’s covenant not to compete, such payments and benefits would have had an estimated value of:

		Value of Accelerated
		Vesting of Equity
		Awards ($)		Medical and
			Restricted	Dental
	Severance ($)	Options ($)	Stock ($)	Benefits ($)	Total ($)

With Cause; Death; Disability; Voluntary Termination(1)	—	—	—	—	—
Without Cause	300,000	—	—	15,972(2)	315,972
Change in Control(3)	—	—	142,373	—	142,373

(1)	We would have no further obligation to Mr. Scott, except to pay him for all accrued, but unpaid, base salary through the termination date.

(2)	The current value of medical and dental benefits was used to calculate this amount.

(3)	Assumes continued employment following a change in control. If Mr. Scott were to be terminated without cause following a change in control, Mr. Scott would be entitled to the severance set forth above in “Without Cause or For Good Reason” and the amount noted under “Restricted Stock” in “Change in Control.” The restricted stock amount represents all unvested shares of restricted stock multiplied by the closing price of $20.45 on December 31, 2010.

David J. Myers

Effective March 23, 2011, Mr. Myers is no longer employed by us. Mr. Myers’ employment agreement expired on December 31, 2010 and he was an at will employee until March 23, 2011. On December 31, 2010, under Mr. Myers’ employment agreement with Diamond State Insurance Company (“DSIC”), Mr. Myers’ employment could have been terminated by DSIC with or without cause, or upon his death or disability or by Mr. Myers upon 90 days written notice. For a period of 12 months following Mr. Myers’ termination for any reason, Mr. Myers would have been subject to certain non-compete, non-solicit and confidentiality obligations.

As Mr. Myers’ employment agreement was not renewed he did not receive any form of severance after ceasing to serve as President of Diamond State Group on March 23, 2011.

•	Termination by DSIC for Cause, Death or Disability. If Mr. Myers’ employment had been terminated because of death, disability, Mr. Myers’ resignation (other than as a result of DSIC’s failure to offer a reasonable relocation package due to DSIC’s relocation) or for cause, Mr. Myers would have received all accrued, but unpaid, base salary through the date of termination, and any vesting of restricted shares and/or options would cease.

Under Mr. Myers’ employment agreement, “cause” meant (1) Mr. Myers substantially failing to perform his material duties after notice from DSIC and failure to cure such violation within 10 days of the notice (to the extent the Board of Directors reasonably determined such failure to perform were curable and subject to notice) or violating any of our material policies, including our corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all of our employees and senior executives, (2) the engaging by Mr. Myers in any malfeasance, fraud, dishonesty or gross misconduct adverse to our interests, (3) the material violation by Mr. Myers of certain provisions of his employment agreement or share/option agreements after notice from DSIC and a failure to cure such violation within 10 days of the notice, (4) a breach by Mr. Myers of any representation or warranty in his employment agreement or share/option agreements, (5) the determination by DSIC’s Board of Directors that Mr. Myers had exhibited incompetence or gross negligence in the performance of his duties, (6) receipt of a final written directive or order of any governmental body or entity having jurisdiction over us requiring termination or removal of Mr. Myers, or (7) Mr. Myers being charged with a felony or other crime involving moral turpitude.

Under his employment agreement, “disabled” meant that Mr. Myers was disabled as certified by a licensed physician selected by us and was unable to perform or complete his duties for a period of 180 consecutive days or 180 days within any 12-month period.

•	Termination by DSIC Without Cause or Termination by the Executive as a Result of Certain Relocation. If DSIC had terminated Mr. Myers without cause or he had resigned as a result of the relocation of DSIC’s principal executive offices or the business relocation of Mr. Myers (in both cases without us offering Mr. Myers a reasonable relocation package), Mr. Myers would have been entitled to severance pay of 12 months, payable monthly, and subject to the execution of a general release, complying with his post-termination obligations under the agreement and further adjustment for the equity compensation package granted to him. During this severance period, we were also obligated to maintain any medical, health, and accident plan or arrangement in which Mr. Myers participated until the earlier of the end of the severance period or Mr. Myers becoming eligible for coverage by another employer and subject to Mr. Myers continuing to bear his share of coverage costs.

•	Change in Control. All of Mr. Myers’ unvested restricted shares and unvested options, if any, would have become vested upon a change in control of Global Indemnity. For details regarding Mr. Myers’ unvested options and restricted shares, if any, see the description related to Mr. Myers in the “Outstanding Equity Awards at December 31, 2010” table.

Assuming Mr. Myers’ employment had been terminated under each of these circumstances on December 31, 2010, and without taking into account any value assigned to Mr. Myers’ covenant not to compete, such payments and benefits would have had an estimated value of:

		Value of Accelerated
		Vesting of Equity
		Awards ($)		Medical and
			Restricted	Dental
	Severance ($)	Options ($)	Stock ($)	Benefits ($)	Total ($)

With Cause; Death; Disability; Voluntary Termination(1)	—	—	—	—	—
Without Cause or as a Result of Certain Relocation	300,000	—	—	11,184(2)	311,184
Change in Control(3)	—	—	86,074	—	86,074

(1)	We would have had no further obligation to Mr. Myers, except to pay him for all accrued, but unpaid, base salary through the termination date.

(2)	The current value of medical and dental benefits was used to calculate this amount.

(3)	Assumes continued employment following a change in control. Under his former employment agreement, if Mr. Myers were to be terminated without cause or if Mr. Myers terminated due to certain relocation following a change in control, Mr. Myers would have been entitled to the severance set forth above in “Without Cause or as a Result of Certain Relocation” and the amount noted under “Restricted Stock” in “Change in Control.” The restricted stock amount represents all unvested shares of restricted stock multiplied by the closing price of $20.45 on December 31, 2010.

As discussed above, because Mr. Myers’ employment agreement was not renewed prior to its expiration on December 31, 2010, he was not entitled to any post-termination benefits after leaving the Company.

Troy W. Santora

Under Mr. Santora’s employment agreement with Wind River, Mr. Santora’s employment may be terminated by Wind River with or without cause, or upon his death or disability or by Mr. Santora upon 90 days written notice. For a period of 12 months following Mr. Santora’s termination for any reason, Mr. Santora shall be subject to certain non-compete, non-solicit and confidentiality obligations.

•	Termination by Wind River for Cause, Death or Disability. If Mr. Santora’s employment is terminated because of death, disability, Mr. Santora’s resignation or for cause, Mr. Santora would receive all accrued, but unpaid, base salary through the date of termination, and any vesting of restricted shares and/or options shall cease.

Under Mr. Santora’s employment agreement, “cause” means (1) Mr. Santora substantially failing to perform his material duties after notice from Wind River and failure to cure such violation within 10 days of the notice (to the extent the Board of Directors reasonably determines such failure to perform is curable and subject to notice) or violating any of our material policies, including our corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all of our employees and senior executives, (2) the engaging by Mr. Santora in any malfeasance, fraud, dishonesty or gross misconduct adverse to our interests, (3) the material violation by Mr. Santora of certain provisions of his employment agreement or share/option agreements after notice from Wind River and a failure to cure such violation within 10 days of the notice, (4) a breach by Mr. Santora of any representation or warranty in his employment agreement or share/option agreements, (5) the determination by the Board of Directors that Mr. Santora has exhibited incompetence or gross negligence in the performance of his duties, (6) receipt of a final written directive or order of any governmental body or entity having jurisdiction over Wind River requiring termination or removal of Mr. Santora, or (7) Mr. Santora being charged with a felony or other crime involving moral turpitude.

Under his employment agreement, “disabled” means that Mr. Santora is disabled as certified by a licensed physician selected by Wind River and is unable to perform or complete his duties for a period of 180 consecutive days or 180 days within any 12-month period.

•	Termination by Wind River Without Cause. If Wind River terminates Mr. Santora without cause, Mr. Santora is entitled to severance pay of 12 months, payable monthly, and subject to the execution of a general release, complying with his post-termination obligations under the agreement and further adjustment for the equity compensation package granted to him. During this severance period, Wind River is also obligated to maintain any medical, health, and accident plan or arrangement in which Mr. Santora participates until the earlier of the end of the severance period or Mr. Santora becoming eligible for coverage by another employer and subject to Mr. Santora continuing to bear his share of coverage costs.

•	Change in Control. All of Mr. Santora’s unvested restricted shares and unvested options, if any, become vested upon a change in control of Global Indemnity. For details regarding Mr. Santora’s unvested options and restricted shares, if any, see the description related to Mr. Santora in the “Outstanding Equity Awards at December 31, 2010” table.

Mr. Santora entered into a retention agreement on March 15, 2011, which may impact the potential payments to him upon a termination or a change in control after March 15, 2011. For details of the retention agreement, see the subsection titled “Retention Agreements” under the section above titled “Actions Taken in 2011” in the Compensation Discussion and Analysis above.

Assuming Mr. Santora’s employment was terminated under each of these circumstances on December 31, 2010, and without taking into account any value assigned to Mr. Santora’s covenant not to compete, such payments and benefits would have had an estimated value of:

		Value of Accelerated
		Vesting of Equity
		Awards ($)		Medical and
			Restricted	Dental
	Severance ($)	Options ($)	Stock ($)	Benefits ($)	Total ($)

With Cause; Death; Disability; Voluntary Termination(1)	—	—	—	—	—
Without Cause	250,000	—	—	24,996(2)	274,996
Change in Control(3)	—	—	7,730	—	7,730

(1)	We would have no further obligation to Mr. Santora, except to pay him for all accrued, but unpaid, base salary through the termination date.

(2)	The current value of medical and dental benefits was used to calculate this amount.

(3)	Assumes continued employment following a change in control. If Mr. Santora were to be terminated without cause following a change in control, Mr. Santora would be entitled to the severance set forth above in “Without Cause” and the amount noted under “Restricted Stock” in “Change in Control.” The restricted stock amount represents all unvested shares of restricted stock multiplied by the closing price of $20.45 on December 31, 2010.

J. Scott Reynolds

Mr. Reynolds resigned on July 1, 2010 and we entered into a severance and general release arrangement with Mr. Reynolds as of the same date. Per the severance and general release arrangement, Mr. Reynolds is entitled to severance pay of 12 months, payable monthly. During this severance period, we are also obligated to maintain any medical, health, and accident plan or arrangement in which Mr. Reynolds participated until the earlier of the end of the severance period or Mr. Reynolds becoming eligible for coverage by another employer and subject to Mr. Reynolds continuing to bear his share of coverage costs. We also agreed to pay Mr. Reynolds for ten days of unused, accrued vacation time. Mr. Reynolds’ severance arrangement consists of $350,000 in severance pay; $12,115 in unused vacation time; and $15,793 in medical and dental premiums for an aggregate severance benefit of $377,908.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning our equity compensation plans as of December 31, 2010:

Number of
Securities
	Number of		Remaining
	Shares to be		Available
	Issued Upon	Weighted-Average	for Future
	Exercise of	Exercise Price of	Issuance
	Outstanding	Outstanding	under Equity
	Options, Warrants	Options, Warrants	Compensation
Plan Category	and Rights(1)	and Rights(1)	Plans(2)

Equity compensation plans approved by shareholders	330,018	$25.55	3,788,683
Equity compensation plans not approved by shareholders	—	—	—
Total	330,018	$25.55	3,788,683

(1)	Share counts and weighted-average exercise price are reflective of one for two reverse stock split effective July 2, 2010.

(2)	Does not include shares reflected in the column entitled “Number of shares to be issued upon exercise of outstanding options, warrants and rights.” In addition 688,088 restricted shares have been awarded or purchased under the Share Incentive Plan, of which 178,188 were forfeited and returned to the Share Incentive Plan. 371,399 shares have been issued due to the exercise of options.

ADDITIONAL INFORMATION

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or was during 2010, an employee or an officer of Global Indemnity or its subsidiaries. No executive officer of Global Indemnity served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of our Board of Directors or the Compensation Committee.

Principal Shareholders and Security Ownership of Management

The table on the following page sets forth certain information concerning the beneficial ownership of our Class A and Class B ordinary shares as of April 7, 2011, including the percentage of our total voting power such shares represent on an actual basis, by:

•	each of our named executive officers;

•	each of our directors and director nominees;

•	each holder known to us to hold beneficially more than 5% of any class of our shares; and

•	all of our executive officers and directors as a group.

As of April 7, 2011, the following share capital of Global Indemnity plc was issued and outstanding:

•	18,311,164 Class A ordinary shares; and

•	12,061,370 Class B ordinary shares, each of which is convertible at any time at the option of the holder into one Class A ordinary share.

Based on the foregoing, and assuming each Class B ordinary share is converted into one Class A ordinary share in accordance with the Articles of Association, as of April 7, 2011, there would have been 30,372,534 Class A ordinary shares issued and outstanding.

Except as otherwise set forth in the footnotes to the table, each beneficial owner has the sole power to vote and dispose of all shares held by that beneficial owner.

Principal Shareholders and Security Ownership of Management(1)

					Total	% As-
	Class A		Class B		Voting	Converted
Name and address of	Ordinary Shares		Ordinary Shares		Power(2)	Ownership(3)
Beneficial Owner**	Shares	%	Shares	%	%	%

Saul A. Fox(4)	16,518,055	54.4%	12,061,370	100%	90.0%	54.4%
Fox Paine & Company(5)	15,832,294	52.1%	12,061,370	100%	89.5%	52.1%
Essex Equity Capital Management, LLC(6)	1,809,358	9.9%	—	—	1.3%	6.0%
Pzena Investment Management, LLC(7)	1,631,424	8.9%	—	—	1.2%	5.4%
Hotchkis & Wiley Capital Management(8)	1,627,762	8.9%	—	—	1.2%*	5.4%
Ameriprise Financial, Inc.(9)	1,212,224	6.6%	—	—	*	4.0%
Larry A. Frakes	173,188	*	—	—	*	*
Stephen A. Cozen	61,538	*	—	—	*	*
Seth J. Gersch	59,241	*	—	—	*	*
Chad A. Leat	57,105	*	—	—	*	*
James R. Kroner(10)	33,619	*	—	—	*	*
Michael J. Marchio	30,141	*	—	—	*	*
Thomas M. McGeehan	26,223	*	—	—	*	*
J. Scott Reynolds (11)(12)	19,214	*	—	—	*	*
Matthew B. Scott	13,314	*	—	—	*	*
David J. Myers	12,839	*	—	—	*	*
Troy W. Santora	4,667	*	—	—	*	*
James W. Crystal	3,223	*	—	—	*	*
Mary R. Hennessy	2,533	*	—	—	*	*
All directors and executive officers as a group (consists of 14 persons)	17,016,630	56.0%	12,061,370	100%	90.4%	56.0%

*	The percentage of shares beneficially owned does not exceed 1%.

**	Unless otherwise indicated, the address for each beneficial owner is c/o Global Indemnity plc, Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland

(1)	The numbers of shares set forth in these columns are calculated in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934. As a result, these figures assume the exercise or conversion by each beneficial owner of all securities that are exercisable or convertible within 60 days of April 7, 2011. In particular, Class A ordinary shares that may be acquired by a particular beneficial owner upon the conversion of Class B ordinary shares are deemed to be outstanding for the purpose of computing the percentage of the Class A ordinary shares owned by such beneficial owner but are not deemed to be outstanding for the purpose of computing the percentage of the Class A ordinary shares owned by any other beneficial owner.

(2)	The percentages in this column represent the percentage of the total outstanding voting power of Global Indemnity plc that the particular beneficial owner holds. The numerator used in this calculation is the total votes to which each beneficial owner is entitled, taking into account that each Class B ordinary share has ten votes, and the denominator is the total number of votes to which all outstanding shares of Global Indemnity plc are entitled, again taking into account that each Class B ordinary share has ten votes.

(3)	The percentages in this column represent the percentage of the total outstanding share capital of Global Indemnity plc that a particular beneficial owner holds on an as-converted basis, assuming that each

Class B ordinary share is converted into one Class A ordinary share. As of April 7, 2011 there were 21,357,300 Class A ordinary shares outstanding on an as-converted basis. The numerator used in this calculation is the total number of Class A ordinary shares each beneficial owner holds on an as-converted basis and the denominator is the total number of Class A ordinary shares on an as-converted basis.

(4)	Mr. Fox is a shareholder of Fox Paine International GP, Ltd., which acts through its board of directors, which includes Mr. Fox. In addition, Mr. Fox is a member of Fox Paine & Company, LLC. Mr. Fox disclaims beneficial ownership of all shares held by U.N. Holdings (Cayman), Ltd. and each of the Co-Investment Funds as described in footnote five below, except to the extent of his indirect pecuniary interest in such shares through ownership of such entities. 683,235 of the Class A Ordinary shares listed are held by Mercury Assets Delaware LLC. The sole member of Mercury Assets Delaware LLC is The Mercury Trust. Mr. Fox is the sole trustee of the Mercury Trust. Mr. Fox disclaims beneficial ownership of the Class A Ordinary shares owned by Mercury Assets Delaware LLC except to the extent to his indirect pecuniary interest therein.

(5)	The security holders of such shares are: U.N. Holdings (Cayman), Ltd.; U.N. Holdings (Cayman) II, Ltd.; and U.N. Co-Investment Fund I (Cayman), L.P.; U.N. Co-Investment Fund II (Cayman), L.P.; U.N. Co-Investment Fund III (Cayman), L.P.; U.N. Co-Investment Fund IV (Cayman), L.P.; U.N. Co-Investment Fund V (Cayman), L.P.; U.N. Co-Investment Fund VI (Cayman), L.P.; U.N. Co-Investment Fund (Cayman) VII, L.P.; U.N. Co-Investment Fund VIII (Cayman), L.P.; and U.N. Co-Investment Fund IX (Cayman), L.P. (collectively, the “Co-Investment Funds”). A majority of the outstanding share capital of U.N. Holdings (Cayman), Ltd. and U.N. Holdings (Cayman) II, Ltd. are held by Fox Paine Capital Fund II International, L.P. The sole managing general partner of Fox Paine Capital Fund II International, L.P. is Fox Paine Capital International Fund GP, L.P. The sole general partner of Fox Paine Capital International Fund GP, L.P. is Fox Paine International GP, Ltd. As a result, each of Fox Paine Capital Fund II International, L.P., Fox Paine Capital International Fund GP, L.P., and Fox Paine International GP, Ltd. may be deemed to control U.N. Holdings (Cayman), Ltd. and U.N. Holdings (Cayman) II, Ltd. The sole general partner of each of the Co-Investment Funds is Fox Paine Capital Co-Investors International GP, Ltd., which, together with Fox Paine Capital International Fund GP, L.P., as its sole shareholder, and Fox Paine International GP, Ltd., as the sole general partner of Fox Paine Capital International Fund GP, L.P., may be deemed to control such funds. In addition, pursuant to a management agreement with Fox Paine Capital International GP, Ltd. and Fox Paine Capital Fund II International, L.P., Fox Paine & Company, LLC acts as the investment advisor for certain of the security holders and, consequently, may be deemed to be the indirect beneficial owner of such securities. Fox Paine International GP, Ltd., as the general partner of Fox Paine Capital International Fund GP, L.P., may terminate that management agreement at any time in its sole discretion. Fox Paine International GP, Ltd. disclaims ownership of any securities that Fox Paine Capital International Fund GP, L.P. may beneficially own to the extent of any partnership interests in Fox Paine Capital International Fund GP, L.P. that persons other than Fox Paine International GP, Ltd. hold. Fox Paine Capital International Fund GP, L.P., in turn, disclaims ownership of any securities that Fox Paine Capital Fund II International, L.P. and Fox Paine Capital Co-Investors International GP, Ltd. may beneficially own to the extent of any partnership or share capital interests in Fox Paine Capital Fund II International, L.P. and Fox Paine Capital Co-Investors International GP, Ltd., respectively, that persons other than Fox Paine Capital International Fund GP, L.P. hold. Fox Paine Capital Fund II International, L.P. disclaims ownership of any securities that U.N. Holdings (Cayman), Ltd. or U.N. Holdings (Cayman) II, Ltd. beneficially owns to the extent of any share capital interests in U.N. Holdings (Cayman), Ltd. or U.N. Holdings (Cayman) II, Ltd. that persons other than Fox Paine Capital Fund II International, L.P. hold. Fox Paine Capital Co-Investors International GP, Ltd. disclaims ownership of any securities that the Co-Investment Funds beneficially own to the extent of any partnership interests in the Co-Investment Funds that persons other than Fox Paine Capital Co-Investors International GP, Ltd. hold. Fox Paine & Company, LLC disclaims ownership of any securities that it or any of the foregoing security holders may beneficially own.

(6)	Based solely on information provided pursuant to a Schedule 13G filed on February 14, 2011 with the Securities and Exchange Commission, which reported that Essex Equity Capital Management, LLC (“Essex”), an investment advisor, has sole dispositive power and power to direct the vote of

1,809,358 shares. Essex is the investment advisor, manager, and control person of Essex Equity Strategic Opportunities Fund A, LLC and Essex Equity Strategic Opportunities Fund B, LLC. Essex Equity Joint Investment Vehicle, LLC, the security holder of the securities identified herein, acts and holds such securities as agent for Essex Equity Strategic Opportunities Fund A and Essex Equity Strategic Opportunities Fund B. The address for Essex is 375 Hudson Street, 12th Floor, New York, NY 10014.

(7)	Based solely on information provided pursuant to a Schedule 13G filed on February 11, 2011 with the Securities and Exchange Commission, which reported that Pzena Investment Management, LLC (“Pzena”), an investment advisor, has sole dispositive power as to 1,631,424 shares, has the power to direct the vote of 1,344,679 shares and has no shared voting power over the remaining shares. The address for Pzena is 120 West 45th Street, 20th Floor, New York, NY 10036.

(8)	Based solely on information provided pursuant to a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011, which reported that Hotchkis and Wiley Capital Management, LLC (“Hotchkis”), an investment advisor, has sole dispositive power as to 1,627,762 shares, has the power to direct the vote of 565,896 shares and has no shared voting power over the remaining shares. The address for Hotchkis is 725 S. Figueroa Street, 39th Floor, Los Angeles, California 90017.

(9)	Based solely on information provided pursuant to a Schedule 13G filed on February 11, 2011 with the Securities and Exchange Commission, which reported that Ameriprise Financial, Inc. (“Ameriprise”), a parent holding company has the shared dispositive power as to 1,212,224 shares and the power to direct the shared vote of 1,211,974 shares. The joint ownership of shares and voting power is held with Columbia Management Advisers, LLC (“Columbia”). The address for Ameriprise is 145 Ameriprise Financial Center, Minneapolis, Minnesota 55474. The address for Columbia is 100 Federal St., Boston, Massachusetts 02110.

(10)	Includes 31,718 Class A ordinary shares held by Gray Fox Capital LLC, of which Mr. Kroner is the President and sole member and to whom Mr. Kroner has assigned his right to receive payment for his service as a director.

(11)	Includes 75 Class A ordinary shares purchased in the name of Mr. Reynolds’ children and deposited in custodial accounts for the benefit of the children. Mr. Reynolds disclaims beneficial ownership of all shares held in these custodial accounts, except to the extent of his indirect pecuniary interest in such shares through the management of his children’s custodial accounts.

(12)	Information is based on the most recent information available from our transfer agent.

Related Party Transactions

The Audit Committee of our Board of Directors is responsible for reviewing related party transactions and making recommendations with respect to related party transactions to our Board of Directors for its formal approval. If a member of the Audit Committee or our Board of Directors is a party to the transaction, he will not vote on the approval of the transaction.

Generally, the transactions reviewed by the Audit Committee are all transactions with related parties, including those transactions that are required to be disclosed in our proxy statement or in the notes to our audited financial statements. A “related party” generally includes any executive officer, director, nominee for director or beneficial holder of more than 5% of our Class A ordinary shares, any immediate family member of those persons and any entity that is owned or controlled by any of the foregoing persons or any entity in which such a person is an executive officer.

The Charter of our Audit Committee provides that the Audit Committee shall (a) review and discuss with management all related party transactions that are relevant to an understanding of our financial statements, (b) any of our material financial or non-financial arrangements that do not appear in our financial statements and (c) make recommendations to our Board of Directors with respect to related party transactions. In addition, management prepares a report that is provided to our Board of Directors at each of their meetings, which details each related party transaction that was entered into since the prior meeting and the status of each related party transaction that is currently active.

Our Relationship with Fox Paine & Company

As used herein, unless the context requires otherwise, the term “Fox Paine & Company” refers to Fox Paine & Company, LLC and affiliated investment funds. Saul A. Fox, our Chairman, is the founder and Chief Executive of Fox Paine & Company, LLC.

Memorandum and Articles of Association

Pursuant to the our Memorandum and Articles of Association, adopted as of July 2, 2010, Fox Paine & Company has the right to nominate a certain number of Directors, dependent on Fox Paine & Company’s percentage ownership of voting shares in the Company for so long as Fox Paine & Company hold an aggregate of 25% or more of the voting power in Global Indemnity. Our Board of Directors currently consists of eight directors, all of whom were nominated by Fox Paine & Company.

Management Agreement

On September 5, 2003, as part of the acquisition of Wind River Investment Corporation, United America Indemnity, Ltd. (“United America Indemnity”), our wholly owned subsidiary, which was our publically traded holding company until our redomestication to Ireland, entered into a management agreement and a related indemnification agreement (together, the “Management Agreement”) with Fox Paine & Company, LLC and Wind River Holdings, L.P., formerly The AMC Group, L.P. (“Wind River Holdings”). In the Management Agreement, United America Indemnity agreed to pay to Fox Paine & Company, LLC an initial management fee of $13.2 million for the year beginning on September 5, 2003, which was paid on September 5, 2003, and thereafter an annual management fee of $1.2 million subject to certain adjustments. United America Indemnity likewise agreed to pay to Wind River Holdings an annual management fee of $0.3 million subject to certain adjustments. In exchange for the management fee, Fox Paine & Company, LLC and Wind River Holdings agreed to assist United America Indemnity and its affiliates by providing certain financial and strategic consulting, advisory and other services. Fox Paine & Company, LLC has also consulted with United America Indemnity and its affiliates on various matter including tax planning, public relations strategies, economic and industry trends and executive compensation.

On May 25, 2006, United America Indemnity entered into Amendment No. 1 to the Management Agreement with Fox Paine & Company, LLC and Wind River Holdings (“Amendment No. 1”). Amendment No. 1 terminated the services provided to United America by Wind River Holdings as of May 25, 2006. In connection with United America Indemnity’s ongoing operations, United America Indemnity agreed to pay an annual management fee of $1.5 million to Fox Paine & Company, LLC. United America Indemnity also agreed to continue to indemnify Fox Paine & Company, LLC, Wind River Holdings and the other indemnified persons and to continue to reimburse Fox Paine & Company, LLC for expenses incurred in providing management services.

In connection with our re-domestication to Ireland, two of our subsidiaries, Wind River and Global Indemnity Group, Inc. agreed to guarantee United America Indemnity’s payment obligations under the Management Agreement and Amendment No. 1.

On March 16, 2011, United America Indemnity and Global Indemnity (Cayman) Ltd., our wholly owned, indirect subsidiary (“Global Indemnity Cayman”), entered into an agreement (the “Amended Management Agreement”) with Fox Paine & Company, LLC pursuant to which United America Indemnity assigned and Global Indemnity Cayman assumed all of United America Indemnity’s rights and obligations under the Management Agreement and Amendment No. 1. Under the Amended Management Agreement, Global Indemnity Cayman will pay Fox Paine & Company, LLC the same $1.5 million annual management fee provided under Amendment No. 1 in exchange for Fox Paine & Company, LLC’s Ongoing provision of management services to Global Indemnity Cayman and its affiliates. In addition, upon the consummation of a “change of control” transaction that does not involve Fox Paine & Company, LLC its affiliates or Fox Paine Capital Fund II International, L.P. and its affiliates (the “Funds”), Global Indemnity Cayman will pay Fox Paine & Company, LLC a $10 million termination fee in exchange for the immediate termination of Global Indemnity Cayman’s obligation to pay the annual management fee and Fox Paine & Company, LLC’s obligation to provide management services. The Amended Management Agreement also confirms the arrangements under which Fox Paine & Company, LLC will provide advisory services to Global Indemnity Cayman and its affiliates or the Funds. In exchange for such advisory services (which will include, as appropriate, advice and assistance with respect to defining objectives, performing valuation analyses and structuring, planning and negotiating any such transaction), Global Indemnity Cayman will pay Fox Paine & Company, LLC upon the consummation of a change of control transaction a transaction advisory fee equal to one percent of the transaction value (as determined in accordance with the terms of the Amended Management Agreement).

Under the Amended Management Agreement, Fox Paine & Company, LLC will continue to provide management services until the Funds no longer hold an indirect equity investment in United America Indemnity, or Global Indemnity Cayman agrees with Fox Paine & Company, LLC to terminate the management relationship. In the event a transaction is consummated that would otherwise have been a “change of control” transaction, but for any such transaction involving Fox Paine & Company, LLC and its affiliates or the Funds (and thus no termination fee in respect of the annual management fee obligation or transaction advisory fee being then due and payable), notwithstanding anything to the contrary in the Amended Management Agreement, (1) the consummation of any such transaction would not terminate the terms of the Amended Management Agreement, including the right of Fox Paine & Company, LLC to receive the $1.5 million annual management fee and (2) the $1.5 million annual management fee would continue until the earlier of (i) such time as Fox Paine & Company, LLC and its affiliates and the Funds no longer hold an indirect equity investment in Global Indemnity or any successor thereto and (ii) such time as Fox Paine & Company, LLC and Global Indemnity Cayman agree to terminate the management relationship.

Global Indemnity Cayman has assumed United America Indemnity’s obligations to indemnify Fox Paine & Company, LLC, Wind River Holdings and other indemnified parties against various liabilities that may arise as a result of the management services and advisory services they have provided or will provide. Global Indemnity Cayman will also continue to reimburse Fox Paine & Company, LLC for expenses incurred in providing management services.

Our subsidiaries, United America Indemnity, Wind River, and Global Indemnity Group, Inc., have guaranteed Global Indemnity Cayman’s payment obligations under the Amended Management Agreement. The guarantee provided by Wind River and Global Indemnity Group, Inc. in support of United America Indemnity’s payment obligations under the Management Agreement and Amendment No. 1 have been terminated.

Indemnification Agreement

Pursuant to our redomestication to Ireland, United America Indemnity entered into an indemnification agreement with one of the Affiliated Investment Funds of Fox Paine & Company (collectively, the “Fox Paine Entities”) with respect to certain potential U.S. and Irish tax liabilities. In general, no gain should be recognized for U.S. federal income tax purposes by the indirect owners of the Fox Paine Entities solely as a result of the redomestication transaction. Nevertheless, we may engage in certain internal restructuring transactions involving transfers of assets to subsidiaries of the Company, which, under U.S. tax law, could require certain indirect owners of the Fox Paine Entities to enter into an agreement with the U.S. Internal Revenue Service in order not to recognize gain. Under the agreement with the U.S. Internal Revenue Service, the affected indirect owners of the Fox Paine Entities would agree to pay tax on their gain not taxed at the time of the redomestication to Ireland, together with interest on such tax, if a “triggering event” occurs. A triggering event would be deemed to occur if, among other things, we dispose of shares of any such transferee subsidiaries or dispose of substantially all the transferred assets, including potentially in other internal reorganizations, to the extent such indirect owners have not previously disposed of our shares in a taxable transaction. In connection with our agreement with the Fox Paine Entities, we will have to indemnify the affected indirect owners of the Fox Paine Entities for any tax cost to them (including interest on tax and penalties, if any) of any triggering event and such affected indirect owners will pay us an amount equal to any tax benefits, if any, realized by them as a result of a triggering event for which they were indemnified, provided that the indirect owners will not be required to pay any amount of tax benefits in excess of the tax costs for which we have indemnified them. A sale or other disposition by these indirect owners of our ordinary shares will not constitute a triggering event for this purpose. In addition, the indemnification agreement with the Fox Paine Entities will provide that, under certain circumstances, in the event the conversion of our Class B ordinary shares to Class A ordinary shares or a sale or other disposition of our ordinary shares by any of the Fox Paine Entities is subject to Irish stamp duty, we (or a foreign subsidiary of the Company) will indemnify the Fox Paine Entities and their transferees against such Irish stamp duty. To date, the Company has not been made aware by Fox Paine & Company that it has incurred any Irish stamp duty.

Investment with Fox Paine & Company

Wind River is a limited partner in Fox Paine Capital Fund II, L.P. and Fox Paine Capital Fund II International, L.P., investment funds managed by Fox Paine & Company. The investment pre-dated the September 5, 2003 acquisition of us by Fox Paine & Company. Our interest in these partnerships is valued, as of December 31, 2010, at $4.3 million, and we have a remaining capital commitment to these partnerships of approximately $2.6 million.

Certain Other Relationships and Related Transactions

In 2010, we incurred approximately $0.2 million for legal services rendered by Cozen O’Connor. Stephen A. Cozen, the chairman of Cozen O’Connor, was a member of our Board of Directors from 2004 through 2010.

In 2010, the Company paid approximately $0.2 million in brokerage fees to Frank Crystal & Company, an insurance broker. James W. Crystal, the chairman and chief executive officer of Frank Crystal & Company, became a member of the Company’s Board of Directors, effective as of July 6, 2010. The transactions mentioned were entered into before Mr. Crystal became a Director.

Audit Committee Report

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2010.

The Audit Committee operates under a charter adopted by our Board of Directors. A copy of our Audit Committee Charter is available on our website at www.globalindemnity.ie. In performing all of its functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditors who, in their report, express an opinion on the conformity of our financial statements to United States generally accepted accounting principles.

The Audit Committee reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2010.

The Audit Committee discussed with PwC, our independent auditor, the matters required to be discussed by Statement on Auditing Standard No. 61, as amended (ACIPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee received written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

The Audit Committee

Chad A. Leat, Chairman
Mary R. Hennessy
James R. Kroner
Michael J. Marchio

Shareholder Proposals

Under the rules and regulations promulgated by the SEC, certain shareholder proposals may be included in our proxy statement. Any shareholder desiring to have such a proposal included in our proxy statement for the annual general meeting to be held in 2012 must deliver a proposal that complies with Rule 14a-8 under the Exchange Act to our Chief Executive Officer c/o Global Indemnity plc, on or before December 31, 2011.

Where a shareholder does not seek inclusion of a proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Exchange Act, the proposal must be received by our Chief Executive Officer c/o Global Indemnity plc, Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland on or before March 15, 2012 or it will be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act and, therefore, the Company will have discretionary authority to vote on any such proposal with respect to all proxies submitted to the Company.

Irish law provides that shareholders holding not less than 10% of the total voting rights may requisition the Board of Directors to call an extraordinary general meeting at any time. The shareholders who wish to requisition an extraordinary general meeting must deposit a written notice to our registered office, which is signed by the shareholders requisitioning the meeting and states the objects of the meeting. If the directors do not, within 21 days of the date of deposit of the requisition proceed to convene a meeting to be held within two months of that date, those shareholders (or any of them representing more than half of the total voting rights of all of them) may themselves convene a meeting, but any meeting so convened cannot be held after the expiration of three months from the date of deposit of the requisition. These provisions of Irish law are in addition to, and separate from, the rights of a shareholder to have a proposal included in the proxy statement in accordance with the rules of the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based on our review of the copies of the reports that we have received, and written representations received from certain reporting persons with respect to the filing of reports on Forms 3, 4 and 5, we believe that all filings required to be made by the reporting persons for 2010 were made on a timely basis except for the following: Larry A. Frakes was late in making one Form 4 filing to report a grant of restricted shares under the Share Incentive Plan and was late in making three Form 4 filings to report grants and cancellations of options to purchase shares pursuant to his employment agreement. Matthew B. Scott, David J. Myers, and Troy W. Santora were each late in making one Form 4 filing to report a grant of restricted shares under the Share Incentive Plan.

Other Matters

The Company’s Irish Statutory Accounts for the fiscal year ended December 31, 2010, including the reports of the directors and auditors thereon, will be presented at the Annual General Meeting. The Company’s Irish Statutory Accounts will be approved by our Board of Directors prior to mailing them to the shareholders. There is no requirement under Irish law that such statements be approved by the shareholders, and no such approval will be sought at the Annual General Meeting. The Company’s Irish Statutory Accounts will be mailed to the shareholders on or about May 16, 2011.

Our management knows of no matters to be presented at the Annual General Meeting or any adjournments or postponements thereof other than those set forth above and customary procedural matters. If any other matters should properly come before the meeting, however, the enclosed proxy confers discretionary authority with respect to these matters.

Householding

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement, Annual Report, 10-K, and Irish Statutory Accounts may have been or will be sent to multiple shareholders in your household. We will promptly deliver a separate copy of these documents to you if you send a written request to our Chief Executive Officer c/o Global Indemnity plc, Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland or request copies by calling 353 (0)1 618 0517. If you want to receive separate copies of our Proxy Statement, Annual Report, 10-K, and Irish Statutory Accounts in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee.

* * *

Upon request, we will furnish to record and beneficial owners of our Class A and Class B ordinary shares, free of charge, a copy of our annual report on Form 10-K (including financial statements and schedules but without exhibits) for the fiscal year ended December 31, 2010. Copies of the exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to our Chief Executive Officer c/o Global Indemnity plc, Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland or e-mailed to info@globalindemnity.ie.

GLOBAL INDEMNITY PLC ARTHUR COX BUILDING VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid EARLS FORT TERRACE envelope we have provided or return it to Vote Processing, c/o Broadridge, DUBLIN 2, IRELAND 51 Mercedes Way, Edgewood, NY 11717 USA, by 11:59 p.m. (Irish time) on 14 June 2011 to be counted. Any shareholder entitled to attend and vote at the Annual General meeting may appoint one or more proxies who need not be a shareholder of the Company. If you wish to appoint a person other than the designated officers of the Company, please contact the Company Secretary and also note that your nominated proxy must attend the Annual General Meeting in person in order for your votes to be counted. A proxy is required to vote in accordance with any instructions given to him. Completion of a proxy form will not preclude a member for attending and voting at the meeting in person. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M35178-P07129 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY GLOBAL INDEMNITY PLC The Board of Directors recommends you vote FOR proposals 1-6: For Against Abstain 1. Election of Directors 1a. Saul A. Fox 1b. James W. Crystal For Against Abstain 1c. Larry A. Frakes 5a3. Troy W. Santora 1d. Seth J. Gersch 5a4. Janita Burke (Alternate Director) 1e. Mary R. Hennessy b. To ratify the appointment of PricewaterhouseCoopers International Limited, Hamilton, Bermuda, as the independent auditor of Wind River Reinsurance Company, Ltd. for 2011. 1f. James R. Kroner 6. To approve, in a non-binding advisory vote, the compensation of the named executive officers as disclosed pursuant to the rules of the Securities and Exchange Commission as set forth in the proxy 1g. Chad A. Leat statement for the 2011 Annual General Meeting. 1h. Michael J. Marchio The Board of Directors recommends you vote 3 Years 2 Years 1 Year Abstain “3 YEARS” on the following proposal: 2. To authorize Global Indemnity plc and/or any of its subsidiaries to make 7. To recommend, in a non-binding advisory vote, the 0 open market purchases of Global Indemnity plc Class A ordinary shares. frequency of shareholder votes to approve the compensation of our named executive officers as 3. To authorize the reissue price range of Class A ordinary shares that disclosed pursuant to the rules of the Securities and Global Indemnity plc acquires as treasury shares. Exchange Commission in Global Indemnity plc’s proxy statements. 4. To ratify the appointment of PricewaterhouseCoopers LLP as Global Indemnity plc’s independent auditors and to authorize the Board of The Board of Directors recommends you vote FOR For Against Abstain Directors acting through its Audit Committee to set their fees. proposal 8: 8. To authorize holding the 2012 Annual General Meeting of 5. To act on various matters concerning Wind River Reinsurance Company, Ltd. shareholders of Global Indemnity plc at a location outside of Ireland. a. Election of directors and alternate director of Wind River Reinsurance Company, Ltd. For address changes and/or comments, please check this box and write them on the back 0 Nominees: where indicated. 5a1. Alan Bossin Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 5a2. Larry A. Frakes THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL GENERAL MEETING, PROXY STATEMENT, 2010 ANNUAL REPORT OF GLOBAL INDEMNITY PLC, FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010 AND THE IRISH STATUTORY ACCOUNTS OF GLOBA L INDEMNITY PLC. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

IF YOU PLAN TO ATTEND THE 2011 ANNUAL GENERAL MEETING, PLEASE BRING, IN ADDITION TO THIS ADMISSION TICKET, A FORM OF PHOTO IDENTIFICATION. ADMISSION TICKET GLOBAL INDEMNITY PLC 2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS JUNE 15, 2011 1:00 P.M., Irish Time The Merrion Hotel Upper Merrion Street Dublin 2 Ireland THIS ADMISSION TICKET ADMITS ONLY THE NAMED SHAREHOLDER. FOR DIRECTIONS TO THE 2011 ANNUAL GENERAL MEETING, PLEASE CALL 353 (0)1 618 0517. NOTE: NO CAMERAS, RECORDING EQUIPMENT, ELECTRONIC DEVICES, LARGE BAGS, BRIEFCASES OR PACKAGES WILL BE PERMITTED IN THE ANNUAL GENERAL MEETING. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2010 Annual Report of Global Indemnity PLC, Form 10-K for the fiscal year ended December 31, 2010, Notice of Annual General Meeting and Proxy Statement are available and the Irish Statutory Accounts will be available on or about May 16, 2011, at http://materials.proxyvote.com/G39319. M35179-P07129 GLOBAL INDEMNITY PLC 2011 Annual General Meeting of Shareholders June 15, 2011 1:00 PM, Irish Time This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Linda C. Hohn and Thomas M. McGeehan, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A and Class B ordinary shares of GLOBAL INDEMNITY PLC that the shareholder(s) is/are entitled to vote at the 2011 Annual General Meeting of shareholder(s) to be held at 1:00 PM, Irish Time on 15 June 2011, at The Merrion Hotel, Upper Merrion Street, Dublin 2, Ireland, and any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote, to the extent permitted by the rules and regulations of the Securities and Exchange Commission, in their discretion upon such other matters as may properly come before such Annual General Meeting and at any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations on all matters set forth in the Proxy Statement and in the discretion of the proxies upon such other matters as may properly come before the 2011 Annual General Meeting of Shareholders and any adjournment or postponement thereof. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side